As filed with the Securities and Exchange Commission on October 28, 2005
                                                Registration No.  333-
                                                                      ----------
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------
                                    Form SB-2
                             REGISTRATION STATEMENT

                                      Under
                           THE SECURITIES ACT OF 1933

                            GOLD RESOURCE CORPORATION
                 (Name of small business issuer in its charter)
                         ------------------------------

    Colorado                          1041                       84-1473173
(State or other            (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of             Classification Code Number)      Identification No.)
incorporation or
organization)

             222 Milwaukee Street, Suite 301, Denver, Colorado 80206
                                 (303) 320-7708
          (Address and telephone number of principal executive offices)

             222 Milwaukee Street, Suite 301, Denver, Colorado 80206 (Address of principal place of business or intended place of business)

                           William W. Reid, President
                            Gold Resource Corporation
                  222 Milwaukee Street, Denver, Colorado 80206
                                 (303) 320-7708
            (Name, address and telephone number of agent for service)

                                 With a copy to:
                             David J. Babiarz, Esq.
                              Dufford & Brown, P.C.
                            1700 Broadway, Suite 2100
                           Denver, Colorado 80290-2101
                                 (303) 861-8013

Approximate date of commencement of proposed sale to public: As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                   CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Title of each
class of                                        Proposed           Proposed
securities to                     Amount         maximum           maximum
registration                      to be       offering price      aggregate         Amount of
be registered                  registered(1)     per unit       offering price   registration fee
-------------------------------------------------------------------------------------------------
Common Stock,
   $.001 par value,
   to be offered by the
   Company                      7,000,000        $1.00           $ 7,000,000        $  823.90

Common Stock,
   $.001 par value,
   to be offered by the
   selling shareholders         9,390,707        $1.00(2)        $ 9,390,707        $1,105.29

Total:                         16,390,707                        $16,390,707        $1,929.19
-------------------------------------------------------------------------------------------------

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares to prevent dilution in the event of stock splits, stock dividends or similar events.
(2)  Estimated based on the price of securities offered by the Company.

--------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED OCTOBER 28, 2005

PROSPECTUS

                        [Logo] GOLD RESOURCE CORPORATION

                                7,000,000 Shares
                                       of
                                  Common Stock
                                   Offered by
                            Gold Resource Corporation
                            -------------------------

                                9,390,707 Shares
                                 of Common Stock
                                   Offered by
                              Selling Shareholders

We are offering up to 7,000,000 shares of our common stock on a "best efforts" basis at a price of $1.00 per share. We are offering these shares through our officers and directors for a period of 120 days from the date of this prospectus, subject to an extension for up to an additional 60 days. There is no minimum number of shares that must be sold to complete this offering. As a result, any proceeds from the sale of our shares will be immediately deposited into our bank account and available for all valid corporate purposes.

Certain of our shareholders identified in the section of this prospectus titled "SELLING SHAREHOLDERS," may offer and sell from time to time up to 9,390,707 shares of our common stock owned by those shareholders. We will not receive the proceeds from the sale of those shares. The selling shareholders may sell these securities to or through one or more underwriters, broker-dealers or agents, or directly to purchasers on a continuous or delayed basis. The names of any underwriters or agents will be included in a prospectus supplement, if required. See "PLAN OF DISTRIBUTION."

There is presently no market for our common stock. Upon completion of the sale of the shares offered by us, we hope to identify a broker-dealer to apply for listing of our shares on the "Bulletin Board" maintained by the National Association of Securities Dealers, Inc. However, there is no assurance that we will obtain such quotation or that a market for our shares will develop.
-------------------

Investing in our common stock involves risks that are described in the "RISK FACTORS" section beginning on page 4 of this prospectus.

                               -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF OUR COMMON STOCK OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================

                                     Underwriting Discount       Net proceeds
              Price to the public      or commissions(1)       to the Company(2)
--------------------------------------------------------------------------------


Per share           $1.00                     -0-                  $1.00

Total               $7,000,000                -0-                  $7,000,000

================================================================================

(1) We may sell the shares through broker-dealers or other intermediaries and pay a commission or other compensation in an amount up to 10% of the sales price. However, we have no obligation to do so.
(2) Excludes expenses of the offering presently estimated at $45,000, including legal and accounting fees, printing expenses, and travel.

-------------------------------





                 The date of this prospectus is October___, 2005

                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----

Prospectus Summary................................................... 1
Risk Factors......................................................... 4
Dilution............................................................. 10
Use of Proceeds...................................................... 11
Market Information................................................... 12
Management's Discussion and Analysis or Plan of Operation............ 12
Business and Properties.............................................. 18
Management........................................................... 28
Security Ownership of Certain Beneficial Owners and Management....... 34
Selling Shareholders................................................. 35
Plan of Distribution................................................. 37
Description of Capital Stock......................................... 40
Shares Eligible For Future Sale...................................... 41
Where You Can Find More Information.................................. 42
Legal Matters........................................................ 43
Experts.............................................................. 43
Financial Statements................................................. F-1
About This Prospectus................................................ Back Cover


                             Additional Information

This prospectus contains descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with the registration statement of which this prospectus is a part. See "WHERE YOU CAN FIND MORE INFORMATION."


                Special Note Regarding Forward-Looking Statements

Please see the note under "RISK FACTORS" for a description of special factors potentially affecting forward-looking statements included in this prospectus.

                                     SUMMARY

THE FOLLOWING INFORMATION SUMMARIZES INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS ARE URGED TO READ THE BALANCE OF THIS PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FINANCIAL STATEMENTS.

Our Company

We were incorporated in Colorado on August 24, 1998 to engage in the exploration and development of gold and silver mining properties. In August 2001, after a period of dormancy, we leased our first property in the State of Hidalgo, Mexico, known as the Zimapan project. After drilling approximately 1,800 meters of test holes, we abandoned the lease.

In October 2002, we leased a property in the State of Oaxaca, Mexico, designated the El Aguila project. This property covers approximately 1,897 hectares(1) and is located in the historic San Jose del Gracia mining district in the State of Oaxaca. The El Aguila project is an exploration property in which we have a 100% interest. Since acquiring that interest, we have drilled approximately 4,000 meters of test holes in one section of the property and have encountered what we believe to be high grade mineralized material. As of October 25, 2005, we are continuing our exploration efforts on this property, as we believe additional exploration is necessary prior to us making a decision whether to place the property into production. Due to the absence of a feasibility study evaluating the mineralized material which we have discovered to date, we have no proven or probable reserves, and there is no assurance that a commercially viable deposit exists on the property.

In August 2003, we entered into an exploration agreement with Canyon Resources Corporation, a company whose shares trade on the American Stock Exchange. This agreement allowed Canyon to earn a 50% interest in the El Aguila property in exchange for funding of $3.5 million in exploration and development costs. Pursuant to that agreement, Canyon funded $500,000 in an exploratory drilling program which we used to explore the El Aguila property. Canyon elected not to fund the remaining $3 million, and converted its $500,000 of funding into 1,200,000 shares of our common stock. Canyon remains one of our largest shareholders to date.

In 2005, we obtained some additional property in the Mexican State of Oaxaca. The El Rey project is an exploration stage property in which we acquired claims by filing concessions with the Mexican government. We have conducted very limited exploration of this property to date.

From July 2000 to December 31, 2002, the day-to-day management of our company was provided by U.S. Gold Corporation, a company engaged in the exploration and development of gold mining properties with securities traded over the counter and quoted on the OTC Bulletin Board. William and David Reid, the founders of our company, were also the president and vice president, respectively, of U.S. Gold during that time. In 2005, the Reids resigned those positions and the interest in our company owned by U.S. Gold was transferred to the Reids and another individual in satisfaction of certain obligations arising from termination of their employment agreements by U.S. Gold. Since January 2003, our affairs have been managed by the Reids with the oversight of our Board of Directors.


------------------------
(1) Please see the glossary appearing at the end of the section titled "BUSINESS" for a description of certain terms used in this prospectus, including conversion of metric units.

Other than the exploration agreement with Canyon discussed above, our funding since inception has been provided by the private sale of our equity securities. In July and August 2005, we raised $1,200,000 from the sale of our common stock to a natural resource fund and an individual at a price per share of $.50. Since inception, we have issued an aggregate of 18,304,852 shares of common stock for cash, services and other consideration totaling $4,123,341.

Our operations in Mexico are conducted through our wholly-owned Mexican subsidiaries, Don David Gold, S.A. de C.V. and Golden Trump S.A. de C.V. All references to us or our company in this prospectus include our subsidiaries.

Our principal executive offices are located at 222 Milwaukee Street, Suite 301, Denver, Colorado 80206, and our telephone number is (303) 320-7708.

The Offering

Common Stock outstanding before the Offering..................    18,304,852 shares(1)(2)(3)

Common Stock offered by us....................................    7,000,000 shares

Common Stock outstanding after the Offering...................    25,304,852 shares(1)(2)(3)

Common Stock offered by the Selling Shareholders..............    9,390,707

Use of Proceeds...............................................    The proceeds from the sale of
                                                                  common stock offered by us will
                                                                  be used for additional
                                                                  exploration of our mining
                                                                  properties, construction of
                                                                  improvements to our properties,
                                                                  working capital and if
                                                                  warranted, additional property
                                                                  acquisitions.  We will not
                                                                  receive any proceeds from the
                                                                  sale of common stock by the
                                                                  selling shareholders.

-------------------------------------
(1) Adjusted to reflect a two for one stock split effective February 21, 2005. All references in this prospectus have been adjusted to reflect the results of that split.
(2) Excludes 1,640,000 shares of common stock underlying options which are presently exercisable.
(3)  Includes shares to be offered by the selling shareholders.
---------------------------------------------------

Summary Financial Data

The following table presents certain selected historical consolidated financial data about our company. Historical consolidated financial information as of and for the fiscal year ended December 31, 2004 and 2003 has been derived from our consolidated financial statements, which have been audited by Stark Winter Schenkein & Co., L.L.P., independent accountants. Historical consolidated financial information as of and for the six months ended June 30, 2005 and 2004 have been derived from our unaudited consolidated financial statements. All amounts included in this table and elsewhere in this prospectus are stated in United States dollars. You should read the data set forth below in conjunction with the section entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION" and our financial statements and related notes included elsewhere in this prospectus.


                                                      Balance Sheet Data
                                                      ------------------
                                                         (Unaudited)
                                         June 30,                       December 31,
                                    2005            2004              2004          2003
                                    ----            ----              ----          ----
Cash                             $   6,812       $  40,217         $   9,560     $ 135,849
Total Assets                        19,357          41,813            11,141       137,786
Current Liabilities                  3,164         337,568           408,476       433,455
Total Liabilities                    3,164         337,568           408,476       433,455
Shareholders' Equity (Deficit)      16,193        (795,755)         (397,335)     (695,669)


                                                      Operating Data
                                                      --------------
                                                       (Unaudited)

                                     Six months ended                  Year ended
                                         June 30,                     December 31,
                                   2005           2004            2004           2003
                                   ----           ----            ----           ----

Exploration Costs               $  72,399      $ 171,130       $ 257,383      $ 391,316
General and Administrative
Expenses                           40,137         20,093         527,732         58,173
Net (Loss)                       (216,718)      (292,087)       (853,666)      (496,017)
Net (Loss) per Share            $   (0.02)     $   (0.03)      $   (0.08)     $   (0.05)

                                  RISK FACTORS

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND COULD RESULT IN A LOSS OF YOUR ENTIRE INVESTMENT. PRIOR TO MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS PROSPECTUS AND, IN PARTICULAR, YOU SHOULD EVALUATE THE RISK FACTORS SET FORTH BELOW.

RISK RELATING TO OUR COMPANY

SINCE WE ARE A NEW BUSINESS WITH NO OPERATING HISTORY, INVESTORS HAVE NO BASIS TO EVALUATE OUR ABILITY TO OPERATE PROFITABLY. We were organized in 1998 but have had no revenue from operations since our inception. Our activities to date have been limited to organizational efforts, raising financing, acquiring mining properties and conducting limited exploration. We face all of the risks commonly encountered by other new businesses, including the lack of an established operating history, need for additional capital and personnel, and intense competition. There is no assurance our business plan will be successful.

THE REPORT OF OUR INDEPENDENT ACCOUNTANTS ON OUR FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2004 INCLUDES A "GOING CONCERN" QUALIFICATION, MEANING THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE IN OPERATION. The report cited the following factors in support of our accountant's conclusion:
(i) the substantial losses we incurred for the years ended December 31, 2004 and 2003; (ii) our lack of operating revenue; and (iii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. From inception to June 30, 2005, we have accumulated a loss of $2,907,333. If we are unable to obtain additional financing from outside sources and eventually produce revenue, we may be forced to sell our assets, curtail or cease operations. In any event, investors in our common stock could lose all or part of their investment. (See "FINANCIAL STATEMENTS").

WE ARE DEPENDENT UPON RECEIPT OF ADDITIONAL WORKING CAPITAL TO FUND CONTINUED EXPLORATION AND DEVELOPMENT OF OUR PROPERTIES. Even if we are successful in selling all of the common stock offered by us, we will require substantial additional capital for continued exploration and development of our properties. The proceeds from this offering have been budgeted for a limited period of time and limited purposes. If our exploration program proves successful, we will require significant additional capital to fund development of the El Aguila project and construction of a mill in order to place it into production. In addition, we will require additional working capital to fund operations pending sale of any gold or other precious metals. We are unable at this time to estimate with any reasonable degree of certainty the amount of capital required in the future. However, we believe that amount will be significant. Also, any adverse developments in our exploration efforts may force us to sell our stock at a discount to raise additional funds.

WE HAVE NO PROVED OR PROBABLE RESERVES, MEANING THERE IS NO ASSURANCE THAT WE CAN ECONOMICALLY PRODUCE GOLD OR OTHER PRECIOUS MINERALS FROM OUR PROPERTIES. In order to demonstrate the availability of proved or probable reserves, it will first be necessary for us to continue exploration to demonstrate the availability of sufficient mineralized material. Exploration is inherently risky, with few properties ultimately proving economically successful. If our efforts are successful, it will then be necessary for us to engage an outside engineering firm to assess geological data and develop an economic model demonstrating commercial feasibility of the property. This feasibility study will require significant additional time and investment. There is no assurance we can economically produce gold or other precious metals from our properties.

AT THE PRESENT TIME, WE ARE TOTALLY DEPENDENT UPON PRODUCTION OF GOLD OR OTHER PRECIOUS METALS FROM TWO PROPERTIES, RAISING THE RISK IF EITHER OR BOTH OF THOSE PROPERTIES SHOULD PROVE UNPRODUCTIVE. Since we have never produced gold or other precious metals from either of our properties, and since we have no proved or probable reserves, there is no assurance that gold or other precious metals can be economically produced under existing and future costs and expenses. If we are unable to economically produce gold from either or both of these properties, we would be forced to identify and invest substantial sums in one or more additional properties, and there is no assurance that such properties would be available on terms favorable to us.

OUR PROPERTIES ARE LOCATED IN MEXICO AND ARE SUBJECT TO CHANGES IN POLITICAL CONDITIONS AND REGULATIONS IN THAT COUNTRY. Our existing properties are located in Mexico. In the past, Mexico has been subject to political instability, changes and uncertainties which may cause changes to existing government regulations affecting mineral exploration and mining activities. Civil or political unrest could disrupt our operations at any time. Our mineral exploration and mining activities in Mexico may be adversely affected in varying degrees by changing governmental regulations relating to the mining industry or shifts in political conditions that increase the costs related to our activities or maintaining our properties. Finally, Mexico's status as a developing country may make it more difficult for us to obtain required financing for our project.

OUR MINING CONCESSIONS ARE SUBJECT TO PAYMENT OF CONTINUING CLAIM FEES AND THE RIGHTS OF THE EJIDO (LOCAL INHABITANTS) TO SURFACE USE FOR AGRICULTURAL PURPOSES, AND IF WE FAIL TO SATISFY THESE CLAIMS, WE MAY LOSE OUR INTEREST IN THE PROPERTIES. Mining concessions in Mexico are subject to payment of continuing claim fees to the federal government. Our failure or inability to pay these claim fees as required by the concessions may cause us to risk losing our interest in the properties. Further, if we are successful in discovering sufficient amounts of mineralized material to warrant production, our ability to mine minerals is subject to making satisfactory arrangements with the Ejido. Ejidos are groups of local inhabitants who were granted rights to conduct agricultural activities on the property. We must negotiate a satisfactory arrangement with these inhabitants in order to disturb or discontinue their rights to farm. Our inability to successfully negotiate such agreements could impair or impede our ability to successfully mine the properties.

THE VOLATILITY OF THE PRICE OF GOLD COULD ADVERSELY AFFECT OUR FUTURE OPERATIONS AND OUR ABILITY TO DEVELOP OUR PROPERTIES. The commercial feasibility of our properties and our ability to raise funding to conduct continued exploration and development is dependent on the price of gold and other precious metals. The price of gold may also have a significant influence on the market price of our common stock and the value of our properties. Our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before the first revenue from production would be received. A decrease in the price of gold may prevent our property from being economically mined or result in the writeoff of assets whose value is impaired as a result of lower gold prices. The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States Dollar and foreign currencies, global and regional demand, the sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world. During the last five years, the average annual market price of gold has fluctuated between $271 per ounce and $406 per ounce, as shown in the table below. Although it is possible for us to protect some price fluctuations by hedging in certain circumstances, the volatility of mineral prices represents a substantial risk, which no amount of planning or technical expertise can eliminate.

     2000            2001           2002            2003            2004
     $279            $271           $310            $364            $406

COMPETITION IN THE MINING INDUSTRY IS INTENSE, AND WE HAVE LIMITED FINANCIAL AND PERSONNEL RESOURCES WITH WHICH TO COMPETE. Competition in the mining industry for desirable properties, investment capital and personnel is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis. We are an insignificant participant in the gold mining industry due to our limited financial and personnel resources. We may be unable to attract the necessary investment capital to fully develop our properties and unable to acquire other desirable properties.

SINCE MOST OF OUR EXPENSES ARE PAID IN MEXICAN PESOS, AND WE ANTICIPATE SELLING ANY PRODUCTION FROM OUR PROPERTIES IN UNITED STATES DOLLARS, WE ARE SUBJECT TO ADVERSE CHANGES IN CURRENCY VALUES THAT WILL BE DIFFICULT TO PREVENT. Our operations in the future could be affected by changes in the value of the Mexican peso against the United States dollar. At the present time, since we have no production, we have no plans or policies to utilize forward sales contracts or currency options to minimize this exposure. If and when these measures are implemented, there is no assurance they will be cost effective or be able to fully offset the effect of any currency fluctuations.

OUR ACTIVITIES IN MEXICO ARE SUBJECT TO SIGNIFICANT ENVIRONMENTAL REGULATIONS, WHICH COULD RAISE THE COST OF DOING BUSINESS. Mining operations are subject to environmental regulation by SEMARNAP, the environmental protection agency of Mexico. Regulations require that an environmental impact statement, known in Mexico as a Manifesto Impacto Ambiental, be prepared by a third party contractor for submission to SEMARNAP. Studies required to support this impact statement include a detailed analysis of many subject areas, including soil, water, vegetation, wildlife, cultural resources and socio-economic impacts. We may also be required to submit proof of local community support for a project to obtain final approval. Significant environmental legislation exists in Mexico, including fines and penalties for spills, release of emissions into the air, seepage and other environmental damage.

THE NATURE OF MINERAL EXPLORATION AND PRODUCTION ACTIVITIES INVOLVES A HIGH DEGREE OF RISK AND THE POSSIBILITY OF UNINSURED LOSSES. Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:

     o    encountering unusual or unexpected formations;
     o    environmental pollution;
     o    personal injury, flooding and landslides;
     o    variations in grades of ore;
     o    labor disputes; and
     o    decrease in reserves due to a lower gold price.

We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown on our investment in such property interest. All of these factors may result in losses in relation to amounts spent which are not recoverable.

IF WE LOSE ANY OF OUR EXISTING OFFICERS OR EMPLOYEES, THERE IS NO ASSURANCE THAT WE WOULD FIND A SUITABLE REPLACEMENT ON ACCEPTABLE TERMS. If either of our current officers or employees or our principal consultant in Mexico were to die, become disabled or leave the company, we would be forced to identify and retain individuals to replace them. Messrs. William and David Reid are our only employees and officers at this time. Jose Perez Reynoso is our consultant in Mexico who oversees our properties and operations. There is no assurance that we can find suitable individuals to replace them or to add to our employee base if that becomes necessary. We are entirely dependent on these individuals as our only personnel at this time. We have no life insurance on any individual at this time, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary. None of these individuals have signed an employment agreement with our company.

SINCE WE ARE CONDUCTING THIS OFFERING ON A BEST EFFORTS BASIS, THERE IS NO ASSURANCE THAT WE WILL RECEIVE SUFFICIENT PROCEEDS TO COMPLETE EXPLORATION OF OUR PROPERTIES OR ACQUIRE ANOTHER PROPERTY WITH DEVELOPMENT POTENTIAL. There is no minimum number of shares that we must sell and no minimum amount of proceeds that we must receive in order to utilize investor funds. As a result, each dollar received by us will be deposited in our bank account and available for all valid corporate purposes. There is no assurance that the amount of money we receive will be sufficient to complete exploration of either of our properties and the other purposes for which we have budgeted this money. If the results of this offering are insufficient, we may be forced to sell additional shares of our stock, with the concurrent risk of additional dilution to our then-existing shareholders. If we are unable to sell any additional stock, we may be forced to liquidate our properties, and investors in this offering may lose their investment. (See "PLAN OF DISTRIBUTION").

COLORADO LAW AND OUR ARTICLES OF INCORPORATION MAY PROTECT OUR DIRECTORS FROM CERTAIN TYPES OF LAWSUITS. Colorado law provides that our directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as directors. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances. (See "MANAGEMENT-Indemnification and Limitation on Liability of Directors").

RISKS RELATING TO OUR COMMON STOCK

A LARGE NUMBER OF OUR SHARES WILL BE ELIGIBLE FOR FUTURE SALE AND MAY DEPRESS THE PRICE OF OUR COMMON STOCK. In addition to the shares registered for sale by the selling shareholders in this prospectus, a large number of shares of our common stock will become eligible for sale in the future under Rule 144. Under Rule 144, and under certain circumstances, an owner is permitted to sell every three months the lesser of: (i) 1% of the amount of our outstanding common stock, or (ii) the average weekly trading volume of our common stock for the four weeks preceding the sale. The sale of common stock by the selling shareholders or other shareholders could depress the price of our common stock in the future. This will be especially true if we are unable to obtain a sufficient number of broker-dealers to buy and sell our stock. (See "SHARES ELIGIBLE FOR FUTURE SALE").

A SMALL NUMBER OF EXISTING SHAREHOLDERS CONTROL OUR COMPANY, WHICH COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF ANY SHAREHOLDER VOTE. Our executive officers and directors, together with our largest shareholder, beneficially own approximately 62% of our common stock as of the date of this prospectus. Under our Articles of Incorporation and Colorado law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action. As a result, these individuals and entities will be able to control the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT").

SINCE NO BROKER OR DEALER HAS COMMITTED TO CREATE OR MAINTAIN A MARKET IN OUR STOCK, THERE IS NO ASSURANCE THAT OUR STOCK WILL BE QUOTED IN THE OTC BULLETIN BOARD, AND PURCHASERS OF OUR COMMON STOCK MAY HAVE DIFFICULTY SELLING THEIR SHARES, SHOULD THEY DESIRE TO DO SO. It is our intention to seek one or more broker-dealers to apply for quotation of our common stock in the OTC Bulletin Board following completion of this offering by us. However, we have no agreement with any broker-dealer at this time, and there is no assurance that we will be successful in finding one in the future. In addition, we believe that our stock will be characterized as a "micro-cap" security and therefore subject to increased scrutiny by the NASD. A micro-cap security is generally a low priced security issued by a small company, or the stock of companies with low capitalization. If we are unable to obtain quotation of our common stock on the Bulletin Board, trading in our stock will be limited, and purchasers of our common stock may have difficulty selling their shares, should they desire to do so.

SINCE OUR STOCK WILL NOT BE LISTED ON NASDAQ OR A STOCK EXCHANGE, TRADING IN OUR SHARES WILL LIKELY BE SUBJECT TO RULES GOVERNING "PENNY STOCKS," WHICH WILL IMPAIR TRADING ACTIVITY IN OUR SHARES. It is likely that our common stock will not initially be listed on Nasdaq or a stock exchange and may therefore be subject to rules adopted by the Securities and Exchange Commission regulating broker dealer practices in connection with transactions in penny stocks. Those disclosure rules applicable to penny stocks require a broker dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document required by the SEC. These rules also require a cooling off period before the transaction can be finalized. These requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares.

OUR STOCK PRICE MAY BE VOLATILE AND AS A RESULT YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. In addition to volatility associated with OTC securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

o    Changes in the worldwide price for gold;
o    Disappointing results from our exploration or development efforts;
o    Failure to meet our revenue or profit goals or operating budget;
o    Decline in demand for our common stock;
o Downward revisions in securities analysts' estimates or changes in general market conditions;
o    Technological innovations by competitors or in competing technologies;
o    Investor perception of our industry or our prospects; and
o    General economic trends

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile.

These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

ISSUANCES OF OUR STOCK IN THE FUTURE COULD DILUTE EXISTING SHAREHOLDERS AND ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, IF A PUBLIC TRADING MARKET DEVELOPS. We have the authority to issue up to 60,000,000 shares of common stock, 5,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. Because our common stock is not currently quoted in Nasdaq or listed on an exchange, we are not required to solicit shareholder approval prior to issuing large blocks of our stock. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval. Because we believe that trading in our common stock will initially be limited, the issuance of our stock may have a disproportionately large impact on its price compared to larger companies.

WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK AND THERE IS NO ASSURANCE THAT WE WILL PAY ANY IN THE FUTURE. We have not paid dividends on our common stock to date, and there is no assurance that we will be in a position to pay dividends in the foreseeable future. Our ability to pay dividends is dependent on our ability to successfully develop one or more properties and generate revenue from operations. Further, our initial earnings, if any, may be retained to finance our growth. Any future dividends will be directly dependent upon our earnings, our then-existing financial requirements and other factors. (See "MARKET INFORMATION.")

DUE TO THE ABSENCE OF A TRADING MARKET FOR OUR COMMON STOCK OR THE PARTICIPATION OF AN UNDERWRITER IN THIS OFFERING, THE PRICE OF OUR COMMON STOCK HAS BEEN ARBITRARILY DETERMINED. Investors in this offering will not share the benefit of an established trading market as an indication of the value of our common stock. Furthermore, we have not retained an investment banker to assist in marketing our common stock. The offering price of our stock has been determined arbitrarily by us and bears no necessary relationship to our book value, lack of earnings or other traditional criteria of value. As a result, investors may not be able to sell their stock for a profit, and may realize a loss on their investment.

IN THE EVENT OF A DISPUTE REGARDING TITLE TO OUR PROPERTY OR ANY FACET OF OUR OPERATIONS, IT WILL LIKELY BE NECESSARY FOR US TO RESOLVE THE DISPUTE IN MEXICO, WHERE WE WOULD BE FACED WITH UNFAMILIAR LAWS AND PROCEDURES. The resolution of disputes in foreign countries can be costly and time consuming, similar to the situation in the United States. However, in a foreign country, we face the additional burdens of understanding unfamiliar laws and procedures. We may not be entitled to a jury trial, as we might be in the United States. Further, to litigate in any foreign country, we would be faced with the necessity of hiring lawyers and other professionals who are familiar with the foreign laws. For these reasons, we may incur unforeseen losses if we are forced to resolve a dispute in Mexico or any other foreign country.

Forward-Looking Statements

This prospectus and the information incorporated by reference, contain statements that plan for or anticipate the future. Forward-looking statements include statements about our ability to develop and produce gold or other precious metals, statements about our future business plans and strategies, statements about future revenue and the receipt of working capital, and most other statements that are not historical in nature. In these documents, forward-looking statements are often identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. Prospective investors are urged not to put undue reliance on these forward-looking statements.

A few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific Risk Factors identified above, include:

o Changes in the general economy affecting the disposable income of the public;
o    Technological changes in the mining industry;
o    Our costs;
o    The level of demand for our products; and
o    Changes in our business strategy.

The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offering, as we were not previously registered as a public company.


                                    DILUTION

The net tangible book value of the 15,736,852 shares of our common stock outstanding at June 30, 2005, was $16,193, or approximately $.0010 per share. Assuming the maximum number of shares offered hereby are sold, of which there is no assurance, that per share value will be increased as a result of this offering to approximately $.3086 (exclusive of other changes in net tangible book value subsequent to June 30, 2005), resulting in immediate substantial dilution to new shareholders of 69%. Dilution is the reduction of value of the purchaser's investment measured by the difference between the price per share in this offering and the sum of the net tangible book value at June 30, 2005 and the increase attributable to purchases by investors in this offering.

The following table illustrates the effect of dilution per share of common stock on purchasers in the offering based on the number of shares outstanding at June 30, 2005 and assuming sales of different amounts of common stock up to and including the maximum, of which there can be no assurance.

                                                Number of Shares Sold
                                        2,000,000      5,000,000     7,000,000
                                        --------------------------------------
Net Tangible Book Value Per Share
   June 30, 2005(1)                      $.0010         $.0010        $.0010
Net Tangible Book Value Per Share
   After Offering(2)                      .1137          .2419         .3086
Increase in Per Share Attributable
   to New Shareholders                    .1127          .2409         .3076

Dilution to Purchasers of Stock          88.63%         75.81%         69.14%

--------------------

(1) Net tangible book value is equal to tangible assets minus total liabilities. The net tangible book value excludes any amounts spent on property acquisition or exploration, as such amounts have been expensed under relevant accounting principles.
(2) Includes the net tangible book value at June 30, 2005 of $16,193, plus the gross proceeds of this offering.

---------------------------------

The following table summarizes the number of shares of common stock issued by us to current shareholders as of the date of this prospectus, and the total amount paid or received by us for those shares; the number of shares to be issued in this offering, and the total amount to be paid by new investors; the percentage of equity ownership of each group, and the percentage of the total consideration which each group will have paid for issuance of shares following completion of this offering; and finally, the average price per share paid by the current shareholders and the new investors. Since there is no fixed number of shares which must be sold in this offering, we have presented two alternate scenarios, neither of which should be taken as a guarantee of the results of this offering.

Amount of Offering              Shares Purchased                    Total Consideration
------------------          -------------------------      ---------------------------------------
                                                                                          Average
                                              Percent                       Percent        Price
$3,000,000                  Number              (%)          Amount           (%)        Per Share
----------                  ----------        -------      ----------       -------      ---------
Present shareholders        18,304,852          85.9         $4,123,341       57.9         $.225

New Investors                3,000,000          14.1          3,000,000       42.1         $1.00

$7,000,000

Present shareholders        18,304,852          72.3         $4,123,341       37.1         $.225

New investors                7,000,000          27.7          7,000,000       62.9         $1.00


                                 USE OF PROCEEDS

The following table illustrates the proposed use of proceeds from the offering of shares by us. Since there is no minimum number of shares that must be sold to complete the offering, we have illustrated various amounts. However, there is no assurance that we will sell any or all of the shares. The proposed applications are listed in order of priority.

                                                             Amount of Proceeds(1)
                                                ----------------------------------------------
Proposed use                                    $2,000,000        $5,000,000        $7,000,000
----------------------------------------------------------------------------------------------
Additional exploration                          1,500,000         3,500,000         4,000,000

Property improvements and infrastructure               --           500,000         1,000,000

Feasibility study                                                                   1,000,000

Working capital(2)                                 500,000        1,000,000         1,000,000

---------------
(1) Excludes expenses of the offering, estimated at $45,000, including legal and accounting fees, printing and travel expenses.

(2) Includes overhead expenses, such as consulting fees, rent and travel. Also includes a reserve for contingencies. A portion of the proceeds will be paid to our officers in the form of compensation. See "MANAGEMENT."
----------------------------

If the results of our continuing exploration program prove unsuccessful, we will increase our efforts to identify and acquire additional properties.

Pending application in accordance with our plan of operation, the proceeds of this offering may be invested in temporary interest-bearing investments such as checking accounts, time deposits, certificates of deposit and short-term government obligations. We do not intend to invest the proceeds of this offering in a manner that would subject us to regulation as an investment company for purposes of United States securities laws.


                               MARKET INFORMATION

Certain Market Information

There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until we have completed the offering of our shares. At that time, we intend to identify a broker-dealer to make application to the NASD to quote our common stock on the OTC Bulletin Board. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors that we discuss in this prospectus, including the many risks associated with an investment in us, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.

As of October 25, 2005, we had 70 beneficial owners of our common stock.

Dividend Policy

We have never declared or paid dividends on our common stock. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for expansion. At the present time, we are not party to any agreement that would limit our ability to pay dividends.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

Introduction

The following discussion summarizes our plan of operation for the next twelve months. It also analyzes our financial condition at June 30, 2005, and compares it to our financial condition at year-end December 31, 2004. We also compare our financial condition at December 31, 2004 to that at December 31, 2003, the end of our prior fiscal year. The discussion of our results of operations compares the six months ended June 30, 2005 to the comparable period ended June 30, 2004, and the year ended December 31, 2004 to the year ended December 31, 2003. For additional information about our financial condition and results of operations, please refer to the financial statements and footnotes appearing in this prospectus.

On February 21, 2005, we effected a two-for-one split of our outstanding common stock. All of the financial information included in this discussion and in the financial statements appearing in this prospectus has been adjusted to reflect the results of that stock split.

Plan of Operation

Introduction. Our plan of operation is to continue exploration of the El Aguila property until we discover sufficient mineralization to justify a decision to place the property into production or alternatively, determine to abandon the lease. We also intend to undertake exploration of the El Rey property, although that property is in an earlier stage of exploration. Our ultimate objective is to become a producer of gold and other precious metals. We are unable at this time to predict when, if ever, that objective will be achieved.

Our business plan targets high-grade ore deposits which can be mined with relatively low capital investment. Since we are a relatively small company compared to others operating in the mining industry, we can initially look for smaller deposits with the potential for quicker returns because we do not have to support a larger organization with high overhead. In order to achieve that objective, we hope to mine the ore initially from an open pit. By limiting capital costs necessarily incurred in constructing a mill, we hope to enhance the return on our capital investments. We believe the El Aguila property represents an opportunity to meet these objectives.

In an effort to maintain our low overhead and because we have limited personnel, we anticipate using independent contractors to do most of the work on our projects. We currently retain an independent contractor to manage and oversee our operations in Mexico and we utilize contractors for exploration and other business activities. We expect this situation to continue for the foreseeable future.

As an exploration and mining company, our activities include, at various times and to various degrees, property rights acquisition, geological evaluation, exploration and feasibility studies of properties and, where warranted, development and construction of mining and processing facilities, mining and processing and the sale of gold and silver, other metals and by-products. We may also enter into joint ventures, partnerships or other arrangements to accomplish these activities. All refined bullion would either be sold to outside companies, delivered in satisfaction of spot or forward sale delivery contracts, or held in inventory for later disposition.

Exploration and Development. Our initial drilling program on the El Aguila project commenced in early 2004 and was funded by Canyon Resources Corporation under an exploration agreement which contemplated a 50% earn-in for a total of $3.5 million in costs. The initial drilling program consisted of approximately 3,900 meters of rotary drilling in 69 holes. The results of this initial program suggested the presence of mineralized material in sufficient grade and quantity to justify continued exploration. However, Canyon elected not to fund the remaining $3 million of the program and instead elected to receive 1,200,000 shares our common stock in satisfaction of its initial contribution. (See "BUSINESS AND PROPERTIES" for a more detailed summary of the drilling results).

Our current round of exploratory drilling on the El Aguila project commenced in July 2005 and is being funded with the proceeds of a private placement completed in August 2005. We estimate this phase to include approximately 3,000 meters in 50 holes. While the initial program funded by Canyon involved rotary drilling, our current program involves core drilling where the samples of the rock are left whole for better geologic interpretation and analysis. While core drilling is more expensive, we believe that the quality of the resulting data is superior. In our current program, we hope to refine the results of our initial drilling by defining and extending the boundaries of the mineralized material.

We do not expect the proceeds from the private placement to be sufficient to fund the entire remaining exploration program. Accordingly, significant proceeds from this offering have been budgeted for that purpose. We hope to identify sufficient estimated mineralized material to mine for not less than four years in order to make a decision to commence mining and construction of a mill. For that reason, we anticipate the need for additional exploration following completion of this offering. We cannot accurately estimate at this time the amount of money or the time necessary to complete our exploration activities.

If the results of our exploration program prove successful, we intend to retain one or more consultants to prepare a feasibility study relating to the property prior to making a decision to place the property into production. A feasibility study is designed, as the name implies, to determine the economic feasibility of placing the property into production and producing gold and other metals. It analyzes the estimated quality and quantity of the resource discovered during the exploration stage, estimates the costs of mining and processing the material and compares that to the estimated sales price of the finished product. It includes information on mining, processing, metallurgical, economic and other relevant data. If the results of the feasibility study are positive, and assuming the availability of necessary capital, a decision will be made to place the property into production.

Capital Investment. In addition to expenses of exploration, we also anticipate infrastructure improvements to the El Aguila project. Foremost among these is the construction of a better road to the proposed mill site. As our exploration program continues, we will determine whether and when it is expedient to commence construction of this road and other necessary improvements to continue our activities.

If a decision is made to commence mining, we will incur significant capital costs in construction of a mill and acquisition of necessary equipment. If we determine to place the property in production, it will be necessary for us to conduct a feasibility study relating to the property to raise additional funding to finance the construction of the mill. At present, we anticipate obtaining such funding through additional equity financing, although we have no specific plans at this time.

At some time in the future, we may also investigate the acquisition of additional properties. This decision will be made on the basis of the results of our exploration of the El Aguila and El Rey properties, and the availability and cost of other prospects.

Corporate Overhead. Included in our plan of operation are the expenses of overseeing our business and paying other general and administrative expenses. These expenses primarily include salaries and other compensation, rent and travel. We currently estimate these expenses at $60,000 per month, based on existing commitments and expectations. We expect these expenses will be paid from the proceeds of equity financing until such time, if ever, we are successful in placing one or more of our properties in production.

Liquidity and Capital Resources

June 30, 2005. Our financial condition and liquidity improved significantly at June 30, 2005 compared to the end of our prior fiscal year. At June 30, 2005, we had working capital of $3,648, an improvement of $402,564 from December 31, 2004. Subsequent to June 30, 2005, our financial condition improved even further, when we received an additional $1,200,000 from the sale of our common stock. We are utilizing the proceeds of those transactions to fund our ongoing exploration program. We anticipate those proceeds to be adequate for continuation of the drilling program and to pay property holding costs and other overhead for the next 12 months.

The report of our independent accountants on our financial statements at December 31, 2004 contains a qualification about our ability to continue as a going concern. This qualification is based on our lack of operating revenue and limited working capital, among other things. During 2005, we have taken significant steps to alleviate this risk. However, we remain dependent on receipt of capital from outside sources, and ultimately, generating revenue from operations, to continue as a going concern.

Due to our lack of proved or probable reserves at this time, all of our investment in mining properties has been expensed, and does not appear as an asset on our balance sheet. However, during the six months ended June 30, 2005, we spent $89,144 on acquisition, exploration and evaluation expenses. This compares to 182,093 for the six months ended June 30, 2004, when we utilized the proceeds of the Canyon funding. During the years 2002 through 2004, we spent $424,325, $438,066 and $325,974 on the acquisition and exploration of our properties. We expect to incur significant additional exploration expenses during the balance of 2005.

Since inception, our capital resources have been provided exclusively through the sale of equity securities. From inception through June 30, 2005, we have received $2,923,341 in cash, services and other consideration through issuance of our common stock in private transactions. Since we have not generated any cash from operations, we have been forced to rely on sale of equity to pay our expenses. During the six months ended June 30, 2005, we issued 558,000 shares of our common stock for cash of $207,500, 40,500 shares for services valued at $15,000, 1,750,000 shares as stock grants valued at $437,500 and 1,280,000 shares in satisfaction of payables totaling $320,000.

December 31, 2004. At December 31, 2004, we had a working capital deficit of $398,916, consisting of current assets of $9,560 and current liabilities of $408,476. This represents a decrease of $101,310 from our working capital deficit at December 31, 2003. A significant portion of the accrued expenses included in that working capital deficit at December 31, 2004 was satisfied during 2005, as discussed above.

Our operating activities during 2004 used $378,289 of cash. Our net loss during 2004 of $853,666 represented the largest portion of that amount. The use of cash from the net loss during the year was reduced by non-cash stock compensation in the amount of $150,000 and stock subscribed in the amount of $350,000.

During 2003, we received $400,000 and during 2004, another $100,000 from Canyon for the exploration program discussed above. As a result of the other transactions discussed above, the shareholders' deficit of $397,335 at December 31, 2004 improved to $16,193 at June 30, 2005.

Results of Operations

We are considered a development stage company for accounting purposes, since we have not received significant revenues from operations. We are unable to predict with any degree of accuracy when that situation will change.

Six Months Ended June 30, 2005. During the six months ended June 30, 2005, we reported a net loss of $216,718, or $.02 per share. This compares to a net loss of $292,086, or $.03 per share, for the six months ended June 30, 2004. We expect to incur losses until such time, if ever, as we begin generating revenue from operations.

During the six months ended June 30, 2005, general and administrative expenses remained generally constant compared to the same period of the prior year, increasing approximately 16%. Property acquisition and exploration expenses decreased significantly from the six months ended June 30, 2004 to the comparable period of 2005, decreasing $92,949, or 51%. This decrease is attributable to our lack of working capital during early 2005. However, with the proceeds of the recent private placement described above, our exploration program is now proceeding.

Year Ended December 31, 2004. During the year ended December 31, 2004, we reported a net loss of $853,666, or $.08 per share. This compares to a net loss of $496,017, or $.05 per share, for the year ended December 31, 2003. In neither period did we report any revenue except interest income.

General and administrative expenses increased eight-fold in 2004 compared to 2003, showing an increase of $469,559. A majority of the increase in 2004, or $350,000, represents accrued compensation for our employees and a financial consultant. We also granted common stock with a value of $150,000 to our mining consultant and property manager in Mexico. We believe that the stock grant to this individual was a one-time expense. Property acquisition and exploration expenses decreased approximately 26% from 2003 to 2004, reflecting our reduced capital available for such expenditures. As a development-stage company, our acquisition and exploration budget is dependent upon available working capital.

Critical Accounting Policies

We believe the following more critical accounting policies are used in the preparation of our consolidated financial statements.

Exploration and Development Costs: Mineral property acquisition, exploration and related costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. When it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and develop the property for production, may be capitalized. In addition, we may capitalize previously expensed acquisition and exploration costs if it is later determined that the property can economically be developed. Interest costs, if any, allocable to the cost of developing mining properties and constructing new facilities are capitalized until operations commence. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized.

All such capitalized costs, and estimated future development costs, are then amortized using the units-of-production method over the estimated life of the ore body. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. We evaluate, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

Property Retirement Obligation: We implemented SFAS 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. We have determined that we have no property retirement obligations as of December 31, 2004.

Stock Option Plans: We apply APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of stock options which we granted equals or exceeds the market price of the underlying common stock on the date of grant.

SFAS 123, "Accounting for Stock-Based Compensation," requires us to provide pro forma information regarding net income as if compensation costs for our stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, we estimate the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. Since our shares are not publicly traded, the fair value of each stock option or stock grant is determined by us.

Foreign Operations: Our present activities are in Mexico. As with all types of international business operations, currency fluctuations, exchange controls, restrictions on foreign investment, changes to tax regimes, political action and political instability could impair the value of the Company's investments.

Foreign Currency Translation: The local currency is the functional currency for our subsidiaries. Assets and liabilities are translated using the exchange rate in effect at the balance sheet date. Income and expenses are translated at the average exchange rate for the year. Translation adjustments are reported as a separate component of stockholders' equity.

Estimates. The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS 151, "Inventory Costs." SFAS 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB 43, Chapter 4, "Inventory Pricing." This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS 151 to have a material impact on our financial statements.

In December 2004, the FASB issued SFAS 123(R), "Share-Based Payment." SFAS 123(R) amends SFAS 123, "Accounting for Stock-Based Compensation," and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management is currently assessing the effect of SFAS No. 123(R) on our financial statements.


                             BUSINESS AND PROPERTIES

Our History

We were organized under the laws of the State of Colorado in 1998 to engage in the exploration and development of mining properties. From inception to 2000, we were essentially dormant. In July 2000, we entered into a management agreement with U.S. Gold Corporation, a corporation engaged in the exploration and mining business with shares traded over the counter and quoted on the OTC Bulletin Board. Pursuant to that agreement, U.S. Gold managed our affairs, including investigation of mining properties in Mexico, in exchange for an equity interest in our company. Through a transaction completed in July 2005, U.S. Gold disposed of our common stock and no longer owns an interest in our company.

In August 2001, we leased our first property, known as the Zimapan project, located in the State of Hidalgo, Mexico. After drilling approximately 1,800 meters of test holes, we abandoned that property. In connection with the acquisition of the lease and our exploration activities on the Zimapan property, we spent approximately $294,000.

Our Properties

We currently own an interest in two properties, the El Aguila project and the El Rey project. We lease the El Aguila property from an individual who serves as our consultant in Mexico and own mining concessions in the El Rey property. Both of these properties are in the exploration stage and have no proved or probable reserves.

The El Aguila Project

Background. Effective October 14, 2002, we leased a prospective gold/silver property comprised of three concessions, El Aguila, El Aire and La Tehuana, from Jose Perez Reynoso, a consultant to our company. The lease agreement is subject to a 4% net smelter return royalty where production is sold in the form of gold/silver dore and 5% for production sold in concentrate form. We have made periodic advance royalty payments under the lease totaling $160,000 to date with one remaining advance payment of $100,000 due October 14, 2006. There are no advance royalty payments due after that date.

We have acquired additional claims in the area by filing concessions under the Mexican mining laws. The table below summarizes the concessions that give us the right to explore and mine the properties and the ensuing map shows their general location. The mineral concessions making up the El Aguila project are located within the San Pedro Totolapam Ejido.

                          El Aguila Project Concessions

Concession      Type                  Expediente/Titulo No.            Hectares
----------      ----                  ---------------------            --------

El Aire         Exploitation                 158272                       72.00
El Aguila       Exploitation                 222844                      899.00
La Tehuana      Exploration                  210029                      925.00
                                                                Total  1,896.00


                     Location Map for the El Aguila Project
                            [MAP TO BE INSERTED HERE]


Location and Access. The El Aguila project is located in the Sierra Madre del Sur of southern Mexico, in the central part of the State of Oaxaca. Access to the property is by way of the Pan American Highway (Highway # 190), approximately 120 kilometers southeast of the state's capital city, Oaxaca. At the village of San Jose del Gracia, a gravel road goes approximately four kilometers northwest to the property.

The climate of the El Aguila area is dry and warm to very warm with most rainfall occurring in the summer and annual precipitation averaging only 423.7 mm (17 inches). The average yearly temperature is 26.6 degrees centigrade (80(degree) F). The area is very rocky with scarce vegetation. Subsistence farming occurs and the main agricultural crop is agave cactus that is cultivated for the production of mescal.

Exploration Activities. The early history of activity at the El Aguila property, as known by us, is prospecting and limited mining for gold and silver from the early 1900's to the mid 1960's. In 1998, Mr. Perez Reynoso acquired the concessions and leased them to Apex Silver Corporation of Denver, Colorado. Apex carried out an exploration program involving geologic mapping, surface sampling and an 11 hole drilling program (1,242 meters). The results did not meet Apex's expectations so it dropped the lease on the property in 2002. We leased the property from Mr. Perez Reynoso in October of 2002.

In August 2003, we entered into an exploration agreement with Canyon Resources Corporation pertaining to our interest in the El Aguila property whereby Canyon paid $500,000 in exploration and development costs. The drilling programs were completed in 2003 and included approximately 3,900 meters of drilling focused on one target area of the property. This exploration drilling encountered some high-grade gold intercepts which will require additional exploration drilling in order to fully evaluate. Through June 30, 2005, we have spent or incurred approximately $853,184 in acquisition, exploration and related costs for the El Aguila project, of which $325,974 was spent in year 2004.

We have carried out exploration on the project that has included geologic mapping, surface sampling and two rounds of exploratory drilling. The results of the drilling programs have resulted in some high-grade gold and silver intercepts which are listed in the table below. The Company has also had preliminary metallurgical recovery tests run on some composites of the intercepts with positive results.

                EL AGUILA PROJECT SELECTED DRILL HOLE INTERCEPTS

Hole No.   Drill Type   Interval Starting At   Interval Length   Gold     Silver
                              (Meters)            (Meters)        g/t      g/t
                              --------            --------        ---      ---

  301          RC                40                  16           6.56      23
  302          RC                30                   6          16.65     112
  303          RC                22                   6          18.79     133
  306          RC                 4                   4          14.58      74
  and                            24                   6           8.99      76
  307          RC                18                   4           3.91      84
  and                            26                   2           3.69      70
  309          RC                56                   2           3.79      37
  311          RC                16                   2           4.53      25
  314          RC                 6                   2           6.89      69
  326          RC                 2                   4           3.84      83
  327          RC                 8                   8           3.54     136
  327A         RC                12                   8           3.97      78
  330          RC                 6                   6           8.46     111
  331          RC                50                   4          54.71     701
  332          RC                16                   8           6.07      18
  333          RC                 2                   2           3.67      63
  and                             8                   6          15.69     101
  334          RC                 6                   6           9.40      25
  338          RC                20                  10           3.71      65
  343          RC                62                  14           6.69      38
  349          RC                34                   6           7.50      78
  354          RC                34                   4           7.50      68
  363          RC                 4                   6          11.63     100

  365          RC                 0                   4           5.73      10
  366          RC                 0                   4           3.74     100
  509         CORE               20                   6          10.20     281
  511         CORE               40                  12          10.18      20
  512         CORE               34.6                12           4.67      74
  901          RC                 4                  12           6.72      51

RC: Reverse Circulation Drilling
CORE: Diamond Core Drilling

Facilities. The project is without any plant or equipment at this time. The federal power grid is located along the Pan American Highway and could be utilized in operations, if any. Water would be available from the Totolapam River and would require pumping to any facilities. Water rights are owned by the Mexican nation and administered by an agency of the federal government, the Comision Nacional de Agua ("CNA"). The CNA has granted water concessions to private parties throughout the defined Oaxaca Hydrologic Basis and granting of water concessions for development and operation of the El Aguila properties, if any, is expected to be available.

Geology and Mineralization. The El Aguila Project is located in the San Jose del Gracia Mining District in the Sierra Madre del Sur of southern Mexico. Multiple volcanic domes of various scales, and probably non-vented intrusive domes, dominate the district geology. These volcanogenic features are imposed on a prevolcanic basement of sedimentary rocks. Gold and silver mineralization in this district is related to the manifestations of this classic volcanogenic system and is considered epithermal in character.

The geologic setting for our project area is thought to be along the southern edge of a volcanic caldera (the Las Margerita Caldera) which appears to be 11 kilometers in diameter and is located along a northwest-southeast trending horst-graben fault system. Tertiary age volcanic rocks in the district consist of progressively more felsic units that vary in composition from andesite to rhyolite. Several rhyolite domes occur in the El Aguila area that appear to be outside the southern rim of the caldera and the mineralization appears related to them.

The deposits on the El Aguila property are primarily hosted in a quartz rich, stratiform zone (manto). There appear to be several manto units on the property, one main manto and one or more lower mantos. The main manto is comformable with the sedimentary and volcanic rock above and below the manto. It varies in thickness from less than two meters to more than 30 meters.

Surface sampling yielded significant gold and silver values from early district wide exploration where silicified zones were encountered. In addition, a small, shallow adit and winze provided limited sampling underground yielding indications of high grade gold values (plus 1 oz/ton) in a silicified, sub-horizontal manto. Based on these early anomalous exploration samples a limited drilling program was carried out by us that in fact resulted in defining a central zone of continuous, shallow, sub-horizontal, high-grade gold.

The following diagrams illustrate a cross section of the estimated mineralization at the El Aguila project:

                    EL AGUILA GEOLOGICAL CROSS SECTION A-A'

The first diagram, the El Aguila geological cross-section labeled A-A' in the prospectus, is described as follows:

     The graphic image depicts a cross-section of a portion of the El Aguila property prepared on October 17, 2005. A legend to the image describes various symbols used in the image, including a symbol for an outline of an area estimated to contain at least one gram per tonne of gold, a symbol for higher grade intercepts and a symbol for underground workings. The legend indicates that the geology included in the graphic image was prepared by David Reid.

     The graphic image depicts an underground cross-section of the property in which several holes have been drilled and an estimated area of mineralized material which resulted from the drilling. The overall cross section illustrates a section of the El Aguila property that begins at a surface elevation of approximately 1,153 meters on the far left of the image (A), slopes downward to a low point of approximately 1,130 meters of elevation and upward again to a maximum elevation of approximately 1,150 meters on the far right of the image (A'). The image contains an outline of an area within the cross section estimated to contain at least one gram of gold per ton. Higher grade intercepts within the outline are separately indicated. Underground workings are also depicted.

The following narrative summarizes drill hole results depicted in the image (beginning on the left side of the image and continuing in order to the right side of the image):

o ORC-343 depicts a drill hole beginning at a surface elevation of approximately 1,153 meters and dipping to the northeast at an angle of 60 degrees with a total depth of 84 meters. That hole shows a high grade intercept beginning at 62 meters depth for 14 meters at 6.69 grams per tonne of gold.

o ORC-301 depicts a drill hole beginning at a surface elevation of approximately 1,140 meters and dipping to the southwest at an angle of 60 degrees with a total depth of 78 meters. That hole shows a high grade intercept beginning at 40 meters depth for 16 meters at 6.56 grams per tonne of gold.

o ORC-302 depicts a drill hole beginning at a surface elevation of approximately 1,138 meters and drilled vertically for a total depth of 48 meters. That hole shows a high grade intercept beginning at 30 meters depth for 6 meters at 16.65 grams per tonne of gold.

o ORC-303 depicts a drill hole beginning at a surface elevation of approximately 1,138 meters and dipping to the northeast at an angle of 60 degrees with a total depth of 60 meters. That hole shows a high grade intercept beginning at 22 meters depth for 6 meters at 18.79 grams per tonne of gold.

o ARC-1 depicts a drill hole beginning at a surface elevation of approximately 1,135 meters and drilled vertically for a total depth of 148 meters (bottom of the hole is off the cross-section). That hole shows a high grade intercept beginning at 4 meters depth for 8 meters at 6.72 grams per tonne of gold.

o ORC-334 depicts a drill hole beginning at a surface elevation of approximately 1,135 meters and dipping to the northeast at an angle of 60 degrees with a total depth of 40 meters. That hole shows a high grade intercept beginning at 6 meters depth for 6 meters at 9.4 grams per tonne of gold.

o ORC-333 depicts a drill hole beginning at a surface elevation of approximately 1,143 meters and drilled to the southwest at an angle of 70 degrees with a total depth of 58 meters. That hole shows a high grade intercept beginning at 2 meters depth for 2 meters at 3.67 grams per tonne of gold and another high grade intercept at 8 meters depth for 6 meters at
     15.69 grams per tonne of gold.

o ORC-306 depicts a drill hole beginning at a surface elevation of approximately 1,143 meters and drilled to the northeast at an angle of 60 degrees with a total depth of 66 meters. That hole shows a high grade intercept beginning at 4 meters depth for 4 meters at 14.58 grams per tonne of gold and another high grade intercept beginning at 24 meters depth for 6 meters at 8.99 grams per tonne of gold.

The image also depicts numerous underground samples taken from underground workings, showing the following:

For samples taken at a depth of approximately 1,102 meters:

Grams of gold/tonne                 Grams of silver/tonne
      35.3                                  64.8
      57.6                                  61.6
     131.5                                  19.0
      15.6                                  34.0
      53.0                                  74.0

For samples taken at a depth of approximately 1,120 meters:

Grams of gold/tonne                 Grams of silver/tonne
      50.1                                   1.6
      62.5                                  90.6
      39.2                                 120.0
      26.3                                 192.0
      28.3                                 193.0
      45.0                                  58.0
      20.9                                 140.0

The second diagram illustrates an aerial cross section, with the section line going from the northhwest (A) across the area of interest to the northeast (A').

The mineralized zone drilled to date (see previous diagram) is a gently dipping, highly silicified manto that appears to be a silica-replaced rhyolite breccia located below the unconformable contact with the rhyolite flows and overlying the sandstone/shale sequence. This silicified replacement zone appears to be bounded on the west by post mineral faulting but open in the other directions. Field observations and geologic inference suggest that several additional similar zones of mineralization should exist in the immediate vicinity.

The sediments below the silicified manto may also have the potential to be mineralized as possible veins. Higher grade gold and silver values have not been found thus far in the sandstone/siltstone, however, the shale unit has been found to be mineralized, with one sample taken at the bottom of the interior shaft running 3 grams/tonne gold and 485 grams/tonne silver

As stated above, this volcanogenic system is quite large and robust, intruded into very receptive sedimentary basement rocks and exhibits, from surface samples, widespread high-grade gold and silver values. This district, while only in its earliest phase of exploration, holds the possibility for additional mineralization.

The El Rey Property

Location and Access. The El Rey Property is an exploration stage property and is located in the Sierra Madre del Sur of southern Mexico in the central part of the state of Oaxaca. Access to the property is by way of the Pan American Highway (Highway # 190) approximately 80 kilometers southeast of the state's capital city, Oaxaca, where a right turn heads east toward the village of San Baltasar Chichicapan. At the village, another gravel road leads another 15 kilometers to another gravel road, where a turn north leads another 3 kilometers to the site.

Background. We have acquired claims in the area by filing concessions under the Mexican mining laws. The following table summarizes the concessions that give us the right to the properties for exploration and mining purposes and the ensuing map shows their general location. The mineral concessions making up the El Rey Property are located within the San Baltazar Chichicapam Ejido.



                           El Rey Project Concessions

Concession       Type               Expediente/Titulo No.       Hectares
----------       ----               --------------------        --------

El Rey           Exploration               225373                164.00
La Reyna         Exploration               225401                700.00
El Virrey        Exploration               629662                 36.00
                                                                 ------
                                                         Total   900.00

                       Location Map for the El Rey Project
                              [TO BE INSERTED HERE]



The El Rey Property is an exploration stage property. Not much is known about this property by us and we have not yet undertaken any exploration except for two surface samples from an existing waste dump to an old existing vertical shaft. These two samples were selected with the intent of sampling only what appeared to be vein material. Those two samples assayed 80 g/tonne gold and 85 g/tonne gold. We intend to explore this property in the future with a view to evaluating the potential for a high-grade gold vein.

If exploration is successful for a high-grade gold vein, any mining would probably require an underground mine but any high-grade material could be processed at the El Aguila project mill if one was to be built in the future. Hauling any El Rey material to the El Aguila project would be approximately 40 miles.

Mineral Concessions

Mineral rights in Mexico belong to the Mexican government and are administered pursuant to Article 27 of the Mexican Constitution. Exploration and exploitation concessions may be granted or transferred to Mexican citizens and corporations. Our leases or concessions are held by our Mexican subsidiaries. Exploration concessions are granted for a term of six years, with the right to convert to an exploitation concession with a term of 50 years. Concessions grant the holder the right to explore and exploit all minerals found in the ground. Maintenance of concessions requires the semi-annual payment of mining duties (due in January and July) and the performance of assessment work, on a calendar year basis, with assessment work reports required to be filed in the month of May for the preceding calendar year. The amount of mining duties and annual assessment are set by regulation and increase over the life of the concession and includes periodic adjustments for inflation. Mining concessions are registered at the Public Registry of Mining in Mexico City and in regional offices in Mexico.

Ejido Lands and Surface Right Acquisitions

Surface lands in the El Aguila property area are Ejido lands (agrarian cooperative lands granted by the federal government to groups of Campesinos pursuant to Article 27 of the Mexican Constitution of 1917). Prior to January 1, 1994, Ejidos could not transfer Ejido lands into private ownership. Amendments to Article 27 of the Mexican Constitution in 1994 now allow individual property ownership within Ejidos and allow Ejidos to enter into commercial ventures with individuals or entities, including foreign corporations. We have an agreement with the local San Pedro Totolapam Ejido allowing exploration of the El Aguila property. In order to begin mining at the property, we will have to secure surface rights agreements for all lands to be disturbed by, or adjacent to, any such proposed operation.

Competition

The exploration for, and the acquisition and development of, gold properties are subject to intense competition. Due to our recent organization, limited capital and personnel, we may be at a competitive disadvantage compared to other companies with regard to exploration and development. In general, properties with a higher grade of recoverable material or which are more readily mineable afford the owner a competitive advantage. Our present limited funding means that our ability to compete for properties to be explored and developed is limited. We believe that competition for acquiring mineral prospects will continue to be intense in the future. The availability of funds for exploration is sometimes limited, and we may find it difficult to compete with larger and more well-known companies for capital. Even though we have the right to the minerals on our claims, there is no guarantee we will be able to raise sufficient funds in the future to maintain our mineral claims in good standing. Therefore, if we do not have sufficient funds for exploration, our claims might lapse and be staked by other mining interests. We might be forced to seek a joint venture partner to assist in the exploration of our mineral claims. In this case, there is the possibility that we might not be able to pay our proportionate share of the exploration costs and might be diluted to an insignificant carried interest. Our inability to develop our mining properties due to lack of funding could have a material adverse effect on our operation and financial position.

Government Regulations and Permits

In connection with mining, milling and exploration activities, we are subject to extensive Mexican federal, state and local laws and regulations governing the protection of the environment, including laws and regulations relating to protection of air and water quality, hazardous waste management and mine reclamation as well as the protection of endangered or threatened species. The department responsible for environmental protection in Mexico is SEMARNAP, which is similar to the United States Environmental Protection Agency. SEMARNAP has broad authority to shut down and/or levy fines against facilities that do not comply with its environmental regulations or standards. Potential areas of environmental consideration for mining companies, including ours if we are successful in commencing mining operations, include acid rock drainage, cyanide containment and handling, contamination of water courses, dust and noise.

Prior to the commencement of any mining operations at the El Aguila property, if any, we will have to secure various regulatory permits from federal, state and local agencies. These governmental and regulatory permits generally govern the processes being used to operate, the stipulations concerning air quality and water issues, and the plans and obligations for reclamation of the properties at the conclusion of operations. Regulations require that an environmental impact statement, known in Mexico as a Manifesto Impacto Ambiental ("MIA") be prepared by a third-party contractor for submittal to SEMARNAP. Studies required to support the MIA include a detailed analysis of these areas, among others: soil, water, vegetation, wildlife, cultural resources and socio-economic impacts. Although the regulatory process in Mexico has a public review component, proof of local community support for a project is required to gain final MIA approval. A risk analysis must also be prepared in conjunction with the MIA for approval by SEMARNAP. The most significant other approvals that might be necessary for our operations would be permits to extract water from the Totolapam River and an explosives permit, issued by the Mexican army, to purchase, store and use explosives. In Mexico, water rights are managed by the Comision National del Aqua ("CNA"). According to Mexican water law, all users must pay for the right to use national waters regardless of how the rights were obtained, with the rates being determined by the availability of water and the method of extraction.

We have obtained, and will obtain at the appropriate time, environmental permits, licenses or approvals required for potential operations, if any. We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations.

Glossary

Adit: A more or less horizontal drive (walk-in mine) into a hill that is usually driven for the purpose of intersecting or mining an ore body. An adit may also be driven into a hill to intersect or connect a shaft for the purpose of dewatering. Adits were commonly driven on a slight incline to enable loaded mine trucks to have the advantage of a downhill run out, while the empty (lighter) truck was pushed uphill back into the hill. The incline also allows water to drain out of the adit. An adit only becomes a tunnel if it comes out again on the hill somewhere, like a train tunnel.

Andesite:           A gray to black volcanic rock with between about 52 to 63
                    weight percent silica (SiO2). Andesite magma commonly erupts from stratovolcanoes as thick lava flows, some reaching several km in length.

Breccia: A rock consisting of fragment, more or less angular, in a matrix of finer-grained material or of cementing material.

Caldera: A large depression formed from a collapsed volcano. Calderas are often circular or elliptical. Crater Lake (in Oregon, USA) is an example of a large caldera (it is 16 miles across).

Cretaceous period:  Flowering plants appeared and dinosaurs were at their height during the Cretaceous period. 146-65 million years ago. There was a mass extinction (the K-T extinction) at the end of the Cretaceous, marking the end of the dinosaurs and many other species.

Dore: Unrefined gold and silver bars usually containing more than 90% precious metal.

Epithermal:         Used to describe gold deposits found on or just below the
                    surface close to vents or volcanoes, formed at low temperature and pressure.

Felsic: The minerals feldspar and quartz or an igneous rock or metamorphic rock made predominantly of feldspar and quartz; poor in iron and magnesium. Light-colored.

Gram: A metric unit of weight and mass, equal to 1/1000th of a kilogram. One gram equals .035 ounces. One ounce equals
                    31.103 grams.

Hectare: Another metric unit of measurement, for surface area. One hectare equals 1/200th of a square kilometer, 10,000 square meters, or 2.47 acres. A hectare is approximately the size of a soccer field.

Horst-graben:       Horst and graben are formed by widespread block faults
                    giving rise to a mountain and valley topography that owes its origin in part at least to regional block faulting.

Kilometer:          Another metric unit of measurement, for distance. The prefix
                    "kilo" means 1000, so one kilometer equals 1,000 meters, one kilometer equals 3,280.84 feet, which equals 1,093.6 yards, which equals 0.6214 miles.

Manto:              A mineralogy term meaning a layer or stratum.

Minerals or
Mineralized
Material:           Any mass of host rock in which minerals of potential
                    commercial value occur. Net Smelter Return Royalty A share of the net revenue generated from the sale of metal produced by the mine.

Ore or Ore
Deposit: Rocks that contain economic amounts of minerals in them and that are expected to be profitably mined.

Rhyolite:           A type of volcanic lava or rock that is usually light in
                    color: it contains 69% silica and is high in potassium and sodium.

Silicified:         Is combined or impregnated with silicon or silica.

Tertiary period:    This period lasted from 65 to 1.8 million years ago. It
                    followed the Cretaceous period (the end of the Mesozoic Era) and the K-T extinction. Many mammals developed then, including primitive whales, rodents, pigs, cats, rhinos, etc.

Tonne: A metric ton. One tonne equals 1000 kg. It is approximately equal to 2,204.62262 pounds.

Volcanogenic:       Of volcanic origin.

Volcanic domes:     These are mounds that form when viscous lava is erupted
                    slowly and piles up over the vent, rather than moving away as lava flow. The sides of most domes are very steep and typically are mantled with unstable rock debris formed during or shortly after dome emplacement. Most domes are composed of silica-rich lava which may contain enough pressurized gas to cause explosions during dome extrusion.

Winze: Secondary or tertiary vertical or near-vertical opening sunk from a point inside a mine for the purpose of connecting with a lower level or of exploring the ground for a limited depth below a level.

Employees

We currently have two employees, both of whom serve as our executive officers. These individuals devote a majority of their business time to our affairs. We also engage two consultants, one to oversee our property and activities in Mexico and one to assist with our administrative and financial affairs. Our consultant in Mexico serves on a full-time basis and the other as his services are necessary. We have good relations with our employees and consultants and believe their services will be adequate for the foreseeable future.

We engage independent contractors in connection with the exploration and development of our mining properties.

Facilities

Effective October 1, 2005, we lease approximately 1,000 square feet of office space under a three year agreement with an independent third party. Monthly rent equals $1,428 the first year, $1,469 the second year and $1,490 the third year, plus our share of operating expense escalations. We have prepaid the rent for the first year. We believe this space is adequate for our needs for the foreseeable future.

Legal Proceedings

We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, the results of which would have a material impact on our properties, results of operation, or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.


                                   MANAGEMENT

Directors and Executive Officers

The following individuals presently serve as our officers and directors:

Name              Age      Positions With the Company            Board Position Held Since
----              ---      --------------------------            -------------------------
William W. Reid   57       President, Chief Executive Officer              1998
                           and Director

David C. Reid     55       Vice President, Secretary, Treasurer
                           and Director                                    1998

Each of our Directors is serving a term which expires at the next annual meeting of shareholders and until his successor is elected and qualified or until he resigns or is removed. Our officers serve at the will of our Board of Directors.

Messrs. William and David Reid should be considered founders of our company, as each has taken initiative in the organization of our business. William Reid and David Reid are brothers.

The following information summarizes the business experience of each of our officers and directors for at least the last five years:

William W. Reid. Mr. Reid has served as a director and our President and Chief Executive Officer since our inception in 1998. Since August 2005, Mr. Reid has devoted substantially all of his business time to our affairs. From 1977 to August 18, 2005, he served as the President, Chief Executive Officer and Chairman of the Board of Directors of U.S. Gold Corporation, a Colorado corporation engaged in the exploration and development of gold mining properties. During his tenure with U.S. Gold, that entity acquired, developed and produced gold from five different mines. U.S. Gold had not produced any revenue since 1990. From July 2001 through July 2005, U.S. Gold owned an interest in our company. In August 2005, as part of terminating their employment contracts with U.S. Gold, that interest was distributed to our officers and a financial consultant. The common stock of U.S. Gold is traded over the counter and quoted on the OTC Bulletin Board.

Mr. Reid received a Bachelor of Science in Physics in 1970 and a Master's in Economic Geology in 1972 from Purdue University.

David C. Reid. Mr. David Reid has served as a director and our Vice President since our inception in 1998. Since August 2005, he has devoted substantially all of his time to our business and affairs. From 1977 to August 18, 2005, he was the Vice President and a director of U.S. Gold during the time that it acquired, developed and produced gold. Mr. Reid received a Bachelor of Science degree in geology from Ball State University in 1972.

In addition to our officers and directors, we also utilize the services of the following significant consultants:

William F. Pass. Mr. Pass has served our company as a financial consultant since January 2002, a capacity in which he devotes a minor amount of his business time. Since 1996, he has also been Vice President, Chief Financial Officer and Secretary of U.S. Gold. His responsibilities as a financial consultant include certain administrative duties and assisting in the preparation of filings with the SEC.

Jose Perez Reynoso. Mr. Reynoso, a Mexican national, has served our company as a full time consultant since 2002. In that capacity, he oversees all our operations in Mexico, and provides advice in relations with the Mexican Government. From 1995 to 2002, he was a consulting geologist for mining companies operating in Mexico. Mr. Reynoso received an undergraduate degree in geology and engineering in 1974 and a master's degree in economic geology in 1979 from the National University of Mexico. We leased the El Aguila property from Mr. Reynoso in 2002.

Currently, we do not have a standing audit, compensation or nominating committee of our Board of Directors. During the current fiscal year, we hope to add two or more independent directors to our Board, and plan to investigate the formation of one or more committees, especially an audit committee. If appointed, an audit committee would be responsible for the following items, among others:

o Overseeing the external audit function, including the annual nomination and compensation of our independent public accountants;

o    Reviewing accounting policies and policy decisions;

o Reviewing the financial statements, including interim financial statements and annual financial statements, together with auditor's opinions;

o Inquiring about the existence and substance of any significant accounting accruals, reserves or estimates made by management;

o Reviewing with management the Management's Discussion and Analysis section of our Annual Report;

o Reviewing the letter of management representations given to our independent public accountants;

o Meeting privately with the independent public accountants to discuss all pertinent matters; and

o    Reporting regularly to the Board of Directors regarding its activities.

Director Compensation

We have not paid any cash compensation to our directors in their capacities as such in the past. If we retain independent directors in the future, we reserve the right to compensate them in accordance with industry standards as may be determined by our Board of Directors.

All directors are reimbursed for reasonable and necessary expenses incurred in their capacities as such.

Executive Compensation

The following table summarizes the total compensation of our executive officers for the three fiscal years ended December 31, 2004.


                           Summary Compensation Table

                                                               Long Term Compensation Awards
                                                               -----------------------------

                                                                        Securities
                                        Annual   Compensation           Underlying
Name and Principal Position    Year     Salary       Bonus               Options
---------------------------------------------------------------------------------------------
William W. Reid,               2004     $-0-         $-0-                400,000(1)
President and CEO              2003      -0-          -0-                400,000(1)
                               2002      -0-          -0-                $-0-

David C. Reid ,                2004      -0-          -0-                200,000(1)
Vice President                 2003      -0-          -0-                400,000(1)
                               2002      -0-          -0-                $-0-

(1) All of the options are immediately exercisable at a price of $.25 per share.

-------------------------------

Although our officers were not paid any cash compensation during the last three fiscal years, we began paying them in 2005. During the months of August and

September 2005, each individual was paid at the rate of $4,800 per month. In October 2005, William Reid was paid $20,000 and David Reid was paid $14,167, and it is expected that we will continue to pay them at those rates for the foreseeable future.

Option Grants in Last Fiscal Year

During 2004, we granted the following stock options to our executive officers pursuant to our Non-Qualified Stock Option and Stock Grant Plan (the "Plan"):


                  Number of        % of Total
                  Securities       Options Granted
                  Underlying       to Employees
                  Options          in Fiscal        Exercise          Expiration
Name              Granted          Year(1)          Price/Share       Date(2)
--------------------------------------------------------------------------------

William W. Reid   400,000           66.67%            $0.25           10/9/2013
David C. Reid     200,000           33.33%            $0.25           10/9/2013

---------------
(1)  Does not include options granted to our consultants.
(2)  All of the options shown in the table are exercisable immediately.
-------------------------


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Table Value

Shown below is information at December 31, 2004 and for the year then ended with respect to the exercised and unexercised options to purchase our common stock issued to executive officers under the Plan.
                                             Number of
                                             Securities
                                             Underlying        Value of
                                             Unexercised       Unexercised
                  Shares                     Options at        Options at
                  Acquired                   12/31/04(#)       12/31/04($)
                  On           Value         Exercisable/      Exercisable/
Name              Exercise(#)  Realized($)   Unexercisable     Unexercisable(1)
------------------------------------------------------------------------------

William W. Reid      0             0           800,000/0           $N/A
David C. Reid        0             0           600,000/0           $N/A

----------------
(1)  There was no public market for our common stock as of December 31, 2004.
--------------------------------

Equity Incentive Plan

Our Non-Qualified Stock Option and Stock Grant Plan (also as referred to as the "Plan") was adopted by us effective March 4, 1999. The Plan terminates by its terms on March 3, 2009. Under the Plan, as approved by shareholders on March 4, 2005, a total of 6,000,000 shares of common stock are reserved for issuance thereunder.

Under the Plan, non-qualified stock options and/or grants of our common stock may be issued to key persons. Key persons include officers, directors, employees, consultants and others providing service to us. The Plan was established to advance the interests of our company and our stockholders by affording key persons, upon whose judgment, initiative and efforts we may rely for the successful conduct of our businesses, an opportunity for investment in our company and the incentive advantages inherent in stock ownership in our company. This Plan gives our Board of Directors broad authority to grant options and make stock grants to key persons selected by the Board while considering criteria such as employment position or other relationship with us, duties and responsibilities, ability, productivity, length of service or association, morale, interest in us, recommendations by supervisors, and other matters, and to set the option price, term of option, and other broad authorities. Options may not be granted at less than the fair market value at the date of grant and may not have a term in excess of 10 years.

Options granted under the Plan do not generally give rise to taxable income to the recipient or any tax consequence to us, since the Plan requires that the options be issued at a price not less than the fair market value of the common stock on the date of grant. However, when an option is exercised, the holder is subject to tax on the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. We receive a corresponding deduction for income tax purposes. Recipients of stock grants are subject to tax on the fair market value of the stock on the date of grant and we receive a corresponding deduction. The foregoing is intended as a summary of the income tax consequences to an individual recipient of an option or stock grant, and should not be construed as tax advice. Holders of stock options or common stock should consult their own tax advisors.

Shares issued upon exercise of Options or upon stock grants under the Plan are "restricted securities" as defined under the Securities Act of 1933, unless a Registration Statement covering such shares is effective. Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144) which exemptions typically impose conditions on the sale of the shares.

As of October 25, 2005, options to purchase an aggregate of 1,650,000 shares of our common stock have been granted under the Plan, of which 1,640,000 remain outstanding.

Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Colorado Business Corporation Act (the "Act") allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonable believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

o    any breach of the duty of loyalty to us or our stockholders,
o acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
o dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions,
o    violations of certain laws, or
o any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

Certain Relationships and Related Transactions

Initial Financing. In 1998 and 1999, we issued a total of 3,800,000 shares of common stock to each of William and David Reid, our officers and directors. The shares, commonly called "founders' shares," were issued for a price of $.0005 per share in the form of services rendered in connection with the organization of our company.

During 2001, William and David Reid purchased an additional 100,000 shares each in exchange for the cancellation of debentures purchased by them. The shares issued in those transactions were valued at a total of $50,000, or $.25 per share.

On January 2, 2005, we issued a total of 1,750,000 shares to William and David Reid and William Pass for services rendered and to be rendered to us. William Pass is our financial consultant, and the owner of more than five percent of our common stock. Of that amount, 1,000,000 shares were issued to William Reid, 500,000 to David Reid and 250,000 shares to William Pass. The shares were valued at a total of $437,500, or $.25 per share, based on the contemporaneous sales of our stock to independent third parties. Messrs. William and David Reid were the only members of our Board of Directors participating in the decision to issue the shares in these transactions. However, our Board determined that the transactions were no less favorable than could have been obtained from an unaffiliated third party.

On March 22, 2005, Mr. Pass exercised an option to acquire an additional 10,000 shares of our common stock for a total of $2,500, or $.25 per share.

U.S. Gold Corporation. During the period July 1, 2000 through December 31, 2001, we issued a total of 2,560,000 shares to U.S. Gold Corporation in connection with a management agreement executed with that entity. U.S. Gold Corporation was previously the owner of more than five percent of our common stock. Each of the shares issued in those transactions was valued at between $.14 and $.17 per share, based on the estimated fair market value of our stock as of the date of the transaction.

Effective January 1, 2002, we executed a new management agreement with U.S. Gold which continued through December 31, 2002. Under the terms of that agreement, we agreed to pay U.S. Gold $30,000 per month, or a total of $360,000. During 2002, we paid a total of $30,000 under that agreement. During 2005, we satisfied the remaining obligation by paying $10,000 in cash and issuing 1,280,000 shares of our common stock valued at $.25 per share. Messrs. William and David Reid were officers and directors of our company and of U.S. Gold at the time of these transactions.

Exploration Agreement with Canyon Resources Corporation. In 2004, we issued 1,200,000 share of our common stock to Canyon Resources Corporation under the terms of an exploration and development agreement. Canyon is the owner of more than five percent of our common stock, and one of its directors is also a director of U.S. Gold. The shares in that transaction were valued at $.423 as set forth in the agreement. Under the terms of this agreement, Canyon also has first right to acquire any shares offered by us in the future. Based on our history with Canyon, we expect that the right will be waived with regard to the sale of the shares offered by this prospectus.

Subscription With Heemskirk. During 2005, we issued a total of 2,150,000 shares of our common stock to Heemskirk Consolidated Limited, an Australian corporation. Heemskirk is the owner of more than five percent of our common stock, but had no relationship before it purchased the stock. Heemskirk paid a total of $1,075,000 for its stock, or $.50 per share.

Under the terms of its agreement with us, Heemskirk also has the first right to acquire all or a part, but not less than 25%, of any securities offered by us in the future, subject to the first right of Canyon set forth above. This right does not apply to the securities offered by this prospectus.


                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of October 25, 2005, there are a total of 18,304,852 shares of our common stock outstanding, our only class of voting securities currently outstanding. The following table describes the ownership of our voting securities by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock. All share amounts have been adjusted to reflect a two-for-one split of our outstanding stock effective February 21, 2005. Unless otherwise stated, the address of each of the individuals is our address, 222 Milwaukee Street, Suite 301, Denver, Colorado 80206. All ownership is direct, unless otherwise stated.

In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual exercisable within 60 days is exercised, but not the options owned by any other individual.

Name and Address of                       Shares Beneficially Owned
Beneficial Owner                        Number         Percentage (%)
----------------                        ------         --------------

William W. Reid(1)                  5,219,606(2)(3)          27.3

David C. Reid(1)                    4,311,539(4)             22.8

Beth Reid                           5,219,606(5)             27.3
25 Downing Street, #1-501
Denver, CO 80218

Heemskirk Consolidated Limited      2,150,000               11.75
 Box 96
Collins Street West
Melbourne, Victoria 8007
Australia

William F. Pass                     1,561,207(6)              8.4
14820 W. 58th Pl
Golden, CO 80403

Canyon Resources Corporation        1,200,000                6.56
14142 Denver West Pkwy.,
   Suite 250
Golden, CO 80401

All officers and director
   as as a group (2 persons)        9,531,145(2)(3)(4)       48.4

--------------------

(1)  Officer and director.
(2)  Includes options to purchase 800,000 shares which are currently exercisable.
(3) Includes 2,200,000 shares owned by the reporting person's spouse, of which he disclaims beneficial ownership.
(4)  Includes options to purchase 600,000 shares which are currently exercisable.
(5) Includes 3,019,606 shares owned by the reporting person's spouse, of which she disclaims beneficial ownership.
(6)  Includes options to purchase 240,000 shares which are currently exercisable.
-------------------------------

Changes in Control

Two holders of our common stock, Canyon Resources Corporation and Heemskirk Consolidated Limited, hold the first right to acquire any stock offered by us in the future except the stock offered by this prospectus. While we have no immediate plans to issue any other stock in the future, to the extent we do and either or both of these entities exercise their right to acquire all or a portion of that stock, the percentage interest in our company owned by one or both of these entities may increase. This may result in a change in control.


                              SELLING SHAREHOLDERS

On behalf of certain of our shareholders, we have agreed to file a registration statement with the SEC covering the resale of our common stock as described in the table below. The shares offered by the selling shareholders are all of our outstanding shares that have been held by our shareholders for less than two years except some of the shares held by our officers and a member of their family, which are not being offered. We have also agreed to use our best efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling shareholders have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act of 1933. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock by the selling shareholders from time to time under Rule 415 of the 1933 Act. Our agreement with the selling shareholders is designed to provide those shareholders some liquidity in their ownership of common stock and to permit secondary public trading of our securities. The selling shareholders may offer our securities covered under this prospectus for resale from time to time. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of our securities in transactions exempt from the registration requirements of the 1933 Act. See "PLAN OF DISTRIBUTION."

The table below presents information as of October 25, 2005 regarding the selling shareholders and our common stock that the selling shareholders may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by those shareholders. Although we have assumed, for purposes of the table below, that the selling shareholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling shareholders. Information covering the selling shareholders may change from time to time, and changed information will be presented in a supplement to this prospectus if and when required. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

                                    Number of         Number                 Shares Owned
                                    Shares Owned      of Shares          After Offering (1)(2)
Name of                             Prior to the      to be            -------------------------
Selling Shareholder                 Offering          Offered           Number     Percentage(%)
-------------------------------------------------------------------------------------------------
Beth Reid                           2,200,000(3)      1,000,000        1,200,000        6.55
David C. Reid                       3,711,529(4)      1,000,000        2,711,529        14.8
Heemskirk Consolidated Limited      2,150,000         2,150,000              0          0
William F. Pass                     1,321,207(4)      1,321,207              0          0
Canyon Resources Corporation        1,200,000         1,200,000              0          0
Jose Perez Reynoso                    600,000           600,000              0          0
Don I. and Dorothera Philips          480,000           240,000          240,000        1.3
Philip Katz                           400,000           400,000              0          0
David F. Wersebe                      286,000           206,000           80,000        *
Declan J. Costelloe                   218,500           178,500           40,000        *
TSC Enterprises, Inc.                 200,000           200,000              0          0
J. Paul Consulting Corporation        200,000           200,000              0          0
Ciliamarie F. McGinnis Trust          120,000            20,000          100,000        *
Erica Johnson                          60,000            60,000              0          0
Patrick Bartz                          40,000            40,000              0          0
Julia K. Reid, Custodian for
  Katherine Louise Patterson           52,000            52,000              0          0
Julia K. Reid, Custodian for
  Jack Everett Patterson               52,000            52,000              0          0
Jason D. Reid, Custodian for
  Bailey Dylan Reid                    52,000            52,000              0          0
Jason D. Reid, Custodian for
  Cailan Riley Reid                    52,000            52,000              0          0
Thomas W. and
   Marjorie G. Clarke                  50,000            50,000             0           0
Jack Noble                             40,000            40,000             0           0
Don I. and Thomas Phillips             40,000            28,000           12,000        *
Virgil and Jeane Lamb                  40,000            40,000             0           0



                                       36

                                    Number of         Number                 Shares Owned
                                    Shares Owned      of Shares          After Offering (1)(2)
Name of                             Prior to the      to be            -------------------------
Selling Shareholder                 Offering          Offered           Number     Percentage(%)
-------------------------------------------------------------------------------------------------
Anthony R. McGinnis                     30,000          10,000          20,000         *
Lee C. Pegorsch                         20,000          20,000             0           0
R. Brock Silverstein                    20,000          20,000             0           0
C. William Reid                         10,000          10,000             0           0
Carolyn P. McFarland                    10,000          10,000             0           0
Allee Messina                           10,000          10,000             0           0
Jeffrey R. Pass                         37,000          37,000             0           0
Daniel C. Pass                          36,500          36,500             0           0
Molly B. Pass                           36,500          36,500             0           0
Claude W. & Elizabeth Pass              5,000            5,000             0           0
John T. Upmeier                         2,500            2,500             0           0
Darleen M. Upmeier                      2,500            2,500             0           0
Jennifer A.C. Eis                       2,500            2,500             0           0
Deborah M. Bangoli                      2,500            2,500             0           0
Caycee Poole                            2,000            2,000             0           0
Sean C. McGinnis                        2,000            2,000             0           0
                                                     ---------
         TOTAL:                                      9,390,707

--------------------
*    Less than 1%
(1) Assumes that all of the shares offered hereby are sold, of which there is no assurance.
(2)  Excludes the effect of any sales by us.
(3)  Excludes shares owned by the selling shareholder's spouse.
(4)  Excludes stock options owned by the selling shareholder.
---------------------------

To the best of our knowledge, none of the selling shareholders are affiliates of United States broker-dealers, nor at the time of purchase did any of the selling shareholders have any agreements or understandings, directly or indirectly, with any persons to distribute the securities.


                              PLAN OF DISTRIBUTION

Our Distribution

We are offering a total of 7,000,000 shares on a "best efforts" basis at an offering price of $1.00 per share. The shares are being offered by us through our officers and directors, who will rely on the "safe harbor" provisions of Rule 3a4-1 of the Securities Exchange Act of 1934. Generally, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements for persons associated with the issuer of the securities. No commission will be paid by us to our officers or directors for sales of shares made by them. However, we may retain broker-dealers or other intermediaries to assist in the sale of our shares, and we reserve the right to pay a commission up to 10% of the offering price for sales effectuated through these intermediaries.

No one, including us, or our officers and directors, has made any commitment to purchase any or all of the shares. Rather, we will use our best efforts to find purchasers for the shares for a period of 120 days from the date of this prospectus, subject to any extension in our discretion for up to an additional 60 days. There is no minimum number of shares which must be sold, or sales proceeds which must be received, to complete this offering. As a result, all proceeds will be immediately deposited in our bank account and available for all corporate purposes. Purchasers in this offering will not be entitled to a return of their investment following receipt by us.

We anticipate offering the shares to individuals or entities whom we believe may be interested or who have contacted us with an interest in purchasing the shares. We may sell the shares to a person or entity if they are resident in a state in which we may legally offer and sell the shares. We may also offer the shares to non-residents of the United States. However, we are not obligated to sell the shares to anyone. Due to the restrictions on resale imposed by applicable securities laws, it is not anticipated that any individual or entity will purchase 10% or more of the amount of our stock outstanding at the time of the sale.

In the view of the SEC, any broker-dealer participating in this offering that sells securities would be deemed an "underwriter" as defined in Section 2(11) of the Securities Act of 1933. Further, prior to the participation of any broker-dealer, we may be required to obtain the consent of the NASD to the underwriting compensation and arrangements.

The offering price of the shares was determined by us primarily with reference to recent sales prices of our common stock. We also considered factors such as our history and lack of revenue, our assets and the anticipated expenses of exploring and developing our mining properties. However, the offering price of the common stock should not be used as an indication of the value of the securities or an assurance that purchasers will be able to resell the securities for an amount equal to the offering price or an amount in excess thereof.

Inasmuch as we are offering the common stock directly, and we have not retained an underwriter as might be the case in other offerings, our determination of the offering price has not been determined through negotiation with an underwriter. To the extent that an underwriter has not been involved in determining the price of our securities, investors are subject to an increased risk that the price of our securities have been arrived at arbitrarily.

Selling Shareholder Distribution

The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our common stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in the over-the-counter market, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling shareholders may negotiate, and may pay, brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the 1933 Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the 1933 Act.

The methods by which the selling shareholders may sell the shares of our common stock include:

o A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;

o Sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;

o Ordinary brokerage transactions and transactions in which a broker solicits purchases;

o    Privately negotiated transactions;

o    Short sales;

o    Any combination of these methods of sale; or

o    Any other legal method.

In addition to selling their shares under this prospectus, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule
144. Any selling shareholder who uses this prospectus to sell his shares will be subject to the prospectus delivery requirements of the 1933 Act.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling shareholders. This may affect the marketability of our common stock.

The selling shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. The selling shareholders do not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to his prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the 1933 Act. The selling shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.

Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 60,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.01 per share. As of October 25, 2005, we had 18,304,852 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

The following discussion summarizes the rights and privileges of our capital stock. This summary is not complete, and you should refer to our Articles of Incorporation, as amended, which have been filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding common stock is, and all common stock offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds, subject to the preferential rights of the holders of any outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

The SEC has adopted regulations which generally define a penny stock to be any equity security that has a market price of less than $5.00 per share or that is not registered or authorized on a national securities exchange or Nasdaq. As our common stock will likely fall within the definition of a penny stock, these regulations will require the delivery, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. Disclosure is also required to be made regarding the compensation payable to both the broker-dealer and the registered representative, and current quotations for the securities. In addition, monthly statements are required to be sent disclosing recent price information for the penny stock. As a result, the ability of both the dealers and our shareholders to sell our common stock in the secondary market would be limited, and the market liquidity for our common stock could be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our stock.

Preferred Stock

Our Articles of Incorporation vest our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and our Articles of Incorporation in respect to, among other things, (i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;
(iii) whether preferred stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation;
(v) sinking fund or other provisions, if any, for redemption or purchase of preferred stock; (vi) the terms and conditions by which preferred stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any.

As of the date of this prospectus, we have not designated or authorized any preferred stock for issuance.

Restrictions on Future Sales of Our Common Stock

Under the terms of agreements entered into with certain purchasers of our common stock, we are obligated to offer these entities the first right to purchase our common stock in any future offering. The holders of this right are Canyon Resources Corporation and Heemskirk Consolidated Limited. We do not believe the terms of this arrangement will affect any market for our common stock which may develop, or our future operations. However, it provides the holders the ability to preserve or increase their percentage interest in the company.

Transfer Agent

We have appointed Corporate Stock Transfer, Inc. ("CST") in Denver as transfer agent for our common stock. CST is located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 and its telephone number is (303) 282-4800.

Reports to Shareholders

In connection with the offer of our shares under this prospectus, we have registered our common stock with the SEC under the Securities Exchange Act of 1934. As a result, we will be required to file periodic reports with the SEC and to deliver an annual report to our shareholders in conjunction with each annual meeting of shareholders. Copies of the reports that we file with the SEC can be viewed on the SEC website. See, "WHERE YOU CAN FIND MORE INFORMATION." We may also deliver quarterly or other periodic information to our shareholders.

We are also subject to the proxy solicitation rules established by the SEC.


                         SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

All of the shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933 unless those shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. Of the outstanding shares not sold in this offering, 3,409,000 shares will be eligible for sale immediately as of the date of this prospectus, a portion of which will be subject to Rule 144 volume limitations.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     o    1% of the then outstanding shares of our common stock, or

     o the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.


                       WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any document we file at the SEC's Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC's website at http://www.sec.gov.

We have filed with the SEC a Registration Statement on Form SB-2 to register the shares of our common stock. This prospectus is part of that Registration Statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the Registration Statement. For further information about us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the Registration Statement.

Prior to the date of this prospectus, we were not subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we have become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the SEC. We will provide copies of our reports and other information which we file with the SEC without charge to each person who receives a copy of this prospectus. Your request for this information should be directed to our President, William Reid, at our corporate office in Denver, Colorado. You can also review this information at the public reference rooms of the SEC and on the SEC's website as described above.


                                  LEGAL MATTERS

We have been advised on the legality of the shares included in this prospectus by Dufford & Brown, P.C., of Denver, Colorado.


                                     EXPERTS

Our financial statements as of December 31, 2004 and for the two years then ended included in this prospectus have been included in reliance on the report of Stark Winter Schenkein & Co., LLP, our independent accountants. These financial statements have been included on the authority of this firm as an expert in auditing and accounting.

                              FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Index to Financial Statements                                               F-1

Six Month Periods Ended June 30, 2005 and 2004 (Unaudited)

         Consolidated Statements of Operations for the six
                  months ended June 30, 2005 and 2004                       F-2

         Consolidated Balance Sheet at June 30, 2005                        F-3

         Consolidated Statements of Cash Flows for the six months           F-4
                  ended June 30, 2005 and 2004

         Notes to Consolidated Financial Statements                         F-5

Year Ended December 31, 2004 and 2003

         Report of Independent Auditors                                     F-7

         Consolidated Statements of Operations for the years
                  ended December 31, 2004 and 2003                          F-8

         Consolidated Balance Sheet at December 31, 2004                    F-9

         Consolidated Statements of Changes in Shareholders'
                  Equity for the years ended December 31, 2004 and 2003     F-10

         Consolidated Statements of Cash Flows for the
                  years ended December 31, 2004 and 2003                    F-11

         Notes to Consolidated Financial Statements                         F-12

                            GOLD RESOURCE CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the Six Months Ended June 30, 2005 and 2004
                                   (Unaudited)


                                                        2005            2004
                                                        ----            -----

Revenues:
  Interest income                                    $      63        $      99
                                                     ---------        ---------

Costs and Expenses:
 General, administration                                40,137           20,093
  Stock compensation                                    87,500           90,000
  Property acquisition related cost                     16,745           10,963
  Property  exploration and
   evaluation                                           72,399          171,130
                                                     ---------        ---------
     Total expenses                                    216,781          292,186
                                                     ---------        ---------

Net (loss)                                            (216,718)        (292,087)
                                                     ---------        ---------

Comprehensive income (loss):
  Translation gain                                         246                1
                                                     ---------        ---------

Net comprehensive (loss)                             $(216,472)       $(292,086)
                                                     =========        =========

Basic and diluted per share data:
Net (loss)
  Basic and diluted                                  $   (0.02)       $   (0.03)
                                                     =========        =========
















              The accompanying notes are an integral part of these
                       consolidated financial statements.

                            GOLD RESOURCE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                  June 30, 2005
                                   (Unaudited)

ASSETS
Current assets:
 Cash and cash equivalents                                          $     6,812
                                                                    -----------
    Total current assets                                                  6,812
                                                                    -----------
Investment in mineral properties                                             --
Other assets                                                             12,545
                                                                    -----------
         Total assets                                               $    19,357
                                                                    ===========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities                           $     1,456
 Other liabilities-related parties                                        1,708
                                                                    -----------
   Total current liabilities                                              3,164
                                                                    -----------

Shareholders' equity:
 Preferred stock, $.001 par value, 5,000,000
   shares authorized, none issued or
   outstanding                                                               --
 Common stock, $.001 par value, 60,000,000
   shares authorized, 15,736,852 shares
   issued and outstanding                                                15,737
 Additional paid-in capital                                           2,907,604
 Accumulated (deficit)                                               (2,907,333)
 Other comprehensive income:
 Currency translation adjustment                                            185
                                                                    -----------
   Total shareholders' equity                                            16,193
                                                                    -----------
         Total liabilities and shareholders' equity                 $    19,357
                                                                    ===========

















              The accompanying notes are an integral part of these
                       consolidated financial statements.


                                  GOLD RESOURCE CORPORATION
                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                       For the Six Months Ended June 30, 2005 and 2004
                                         (Unaudited)


                                                                        2005           2004
                                                                        ----           ----
Cash flows from operating activities:
  Cash paid to property owners, consultants,
     contractors and suppliers                                       $(200,311)     $(297,731)
  Interest received                                                         63             99
  Income taxes paid                                                         --             --
                                                                     ---------      ---------
    Cash (used in) operating activities                               (200,248)      (297,632)
                                                                     ---------      ---------

Cash flows from investing activities:

      Cash provided by (used in) investing activities                       --             --
                                                                     ---------      ---------
Cash flows from financing activities:
   Repayment of borrowing - U.S. Gold                                  (10,000)            --
   Sale of stock for cash                                              207,500        102,000
   Exploration agreement funding - Canyon Resources                         --        100,000
                                                                     ---------      ---------
     Cash provided by financing activities                             197,500        202,000
                                                                     ---------      ---------

Increase (decrease) in cash and cash equivalents                        (2,748)       (95,632)
                                                                     ---------      ---------
Cash and cash equivalents, beginning of year                             9,560        135,849
                                                                     ---------      ---------
Cash and cash equivalents, end of period                             $   6,812      $  40,217
                                                                     =========      =========

Reconciliation of net (loss) to cash (used in)
 operating activities:
   Net (loss)                                                        $(216,472)     $(292,086)
   Items not requiring cash:
     Currency translation adjustment                                       246              1
     Stock compensation                                                 87,500         90,000
     (Increase) decrease in assets related to operations               (10,963)           439
     Increase (decrease) in liabilities related to operations-
          Other liabilities-related parties                            (57,271)           768
          Accounts payable and accrued liabilities                      (3,288)       (96,754)
                                                                     ---------      ---------

Cash (used in) operating activities                                  $(200,248)     $(297,632)
                                                                     =========      =========






                    The accompanying notes are an integral part of these
                             consolidated financial statements.

                            GOLD RESOURCE CORPORATION
                    NOTES TO CONOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2005
                                   (Unaudited)

1.   Summary of Significant Accounting Policies

Basis of Presentation: The interim consolidated financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission, without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

Certain reclassifications have been made in the financial statements for June 30, 2004, to conform to accounting and financial statement presentation for the period ended June 30, 2005. The changes had no effect on Net (loss) for the three and six months ended June 30, 2004.

These statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary for fair presentation of the information contained therein. However, the results of operations for the interim period may not be indicative of results expected for the full fiscal year. It is suggested that these financial statements be read in conjunction with the audited financial statements and notes thereto as of and for the year ended December 31, 2004.

Per Share Amounts: SFAS 128, "Earnings Per Share", provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the six month period ended June 30, 2005 and 2004 (14,384,076 for June 30, 2005 and 9,892,208 for
2004). As of June 30, 2005 and 2004, stock options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

2.   Going Concern

The Company's financial statements are prepared on a going concern basis, which contemplates the satisfaction of obligations in the normal course of business. The Company has no source of operating revenue and has financed operations through the sale and exchange of equity. The Company has incurred losses since its inception and has working capital of $3,648 at June 30, 2005.

The Company's ability to continue as a going concern is contingent upon its abilities to raise funding through the sale of equity, joint venture or sale of its assets, and to attain profitable operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

3.   Mineral Properties

In 2005 the Company paid the lessor of the El Aguila property $30,000 of the remaining 2004 amount due under the lease. The lease payment required for 2005 of $75,000 was paid subsequent to June 30, 2005.

4.   Shareholders' Equity

Effective February 21, 2005, the Company declared and effected a 100% forward stock split where one additional share of common stock, par value $.001, was issued for each common share outstanding as of that date, in the form of new stock certificates aggregated by shareholder. These financial statements have been restated to retroactively reflect the effect of this 100% stock split.

Effective January 2, 2005, the Company made common stock awards to its two executive officers and an consultant of aggregate 1,750,000 shares valued at $.25/share, or $437,500, for services to the Company for 2004 and through June 30, 2005 of which $350,000 was for 2004 and $87,500 was for 2005. Of this total William W. Reid received 1,000,000 shares, David C. Reid received 500,000 shares and William F. Pass received 250,000 shares. Also effective January 2, 2005, a stock option agreement with William F. Pass covering 400,000 shares of common stock at exercise price of $.25/share was reduced by 250,000 shares leaving 150,000 shares remaining subject to option.

During the six months ended June 30, 2005, the Company issued 588,500 shares for aggregate $220,000. In addition, an individual exercised stock options for 10,000 shares for $2,500 in exercise price. In June 2005, the Company issued 1,280,000 shares to U.S. Gold Corporation in satisfaction of $320,000 owed for a prior years management contract.

Subsequent to June 30, 2005 the Company issued 2,568,000 shares raising $1,200,000. In July and August of 2005, the Company closed transactions under a Subscription Agreement and Stock Purchase Option Agreement with Heemskirk Consolidated Limited ("Heemskirk"), an Australian global mining investment institution, whereby Heemskirk purchased 2,000,000 shares of common stock of the Company at $.467 per share net of a finders fee paid to a third party of 140,000 shares also valued at $.467 per share. Heemskrik had already been a shareholder of the Company and with these transactions they currently own a total of 2,150,000 shares as of September 30, 2005, representing approximately 11.75% of the outstanding shares of the Company. The Company agreed to give Heemskirk a first right of offer for any financings, including sale of equity, the Company may pursue, subject to the prior rights of Canyon discussed below. During August 2005, the Company sold 400,000 shares to another investor raising $200,000 with a finders fee paid to a third party of 28,000 shares.

In August 2003 the Company entered into an exploration agreement with Canyon Resources Corporation, a public company with shares traded on the American Stock Exchange under symbol "CAU" ("Canyon"), whereby Canyon, effective September 1, 2004 elected to convert their prior funding of $500,000 into 1,200,000 shares of common stock of the Company representing approximately 6.56% of the outstanding shares as of September 30, 2005. Related to this agreement, Canyon shall have a right of first offer related to any sale of common shares by the Company with 14 days after written notice by the Company to elect to accept the offer and 10 days thereafter to close any such purchase.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Shareholders and Board of Directors
Gold Resource Corporation

We have audited the accompanying consolidated balance sheet of Gold Resource Corporation as of December 31, 2004, and the related consolidated statements of operations, shareholders' (deficit) and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States.) Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates be management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gold Resource Corporation as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and has working capital and shareholders' deficits. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP
Certified Public Accountants

March 22, 2005
Denver, Colorado

                            GOLD RESOURCE CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the Years Ended December 31, 2004 and 2003



                                                        2004            2003
                                                        ----            -----

Revenues:
  Interest income                                    $     113        $     193
                                                     ---------        ---------

Costs and Expenses:
  General, administration                              527,732           58,173
  Property acquisition related costs                    68,591           46,750
  Property exploration and
   evaluation                                          257,383          391,316
                                                     ---------        ---------
     Total Expenses                                    853,706          496,239
                                                     ---------        ---------

Net (Loss)                                            (853,593)        (496,046)
                                                     ---------        ---------

Comprehensive income (loss):
  Translation gain (charge)                                (73)              29
                                                     ---------        ---------

Net comprehensive (loss)                             $(853,666)       $(496,017)
                                                     =========        =========

Basic and diluted per share data:
Net (loss)
  Basic and diluted                                  $   (0.08)       $   (0.05)
                                                     =========        =========























        The accompanying notes are an integral part of these consolidated financial statements.

                            GOLD RESOURCE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2004



ASSETS
Current assets:
 Cash and cash equivalents                                          $     9,560
                                                                    -----------
Investment in mineral properties                                             --
Other assets                                                              1,581
                                                                    -----------

         Total Assets                                               $    11,141
                                                                    ===========

LIABILITIES AND SHAREHOLDERS' (DEFICIT)
Current liabilities:
 Accounts payable and accrued liabilities                           $     4,744
                                                                    -----------
 Property lease payment                                                  30,000
 Management contract fees payable to U.S. Gold                          330,000
 Other liabilities-related parties                                       43,732
                                                                    -----------
   Total current liabilities                                            408,476
                                                                    -----------

Shareholders' (deficit):
 Preferred stock, $.001 par value, 5,000,000 shares
   authorized,  none issued or outstanding                                   --
 Common stock, $.001 par value, 20,000,000 shares
   Authorized, 12,108,352 shares issued and outstanding                  12,108
Additional paid-in capital                                            2,281,233
 Accumulated (deficit)                                               (2,690,615)
Other comprehensive income:
  Currency translation adjustment                                           (61)
                                                                    -----------
   Total shareholders' (deficit)                                       (397,335)
                                                                    -----------

         Total Liabilities and Shareholders' (Deficit)              $    11,141
                                                                    ===========













        The accompanying notes are an integral part of these consolidated financial statements.



                                           GOLD RESOURCE CORPORATION
                            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' (DEFICIT)
                                     December 31, 2002 to December 31, 2004



                                       Number of         Stock        Additional                                          Total
                                        Common            Par           Paid-in       Accumulated      Comprehensive   Shareholders'
                                        Shares           Value          Capital        (Deficit)       Income (Loss)     (Deficit)
                                      -----------     -----------     -----------     ------------     -------------   -------------
Balance,
December 31, 2002                       9,123,352     $     9,123     $   962,641     $(1,340,976)     $       (17)     $  (369,229)

Shares issued for cash at $.25
  per share                               577,000             577         143,673              --               --          144,250
Share issuance costs
  forgiven                                     --              --          25,327              --               --           25,327
Net (loss)                                     --              --              --        (496,046)              29         (496,017)
                                      -----------     -----------     -----------     -----------      -----------      -----------

Balance, December 31, 2003              9,700,352           9,700       1,131,641      (1,837,022)              12         (695,669)
                                      -----------     -----------     -----------     -----------      -----------      -----------

Shares issued for cash at $.25
  per share                               608,000             608         151,392              --               --          152,000

Shares under exploration
  agreement at $.42 per share           1,200,000           1,200         498,800              --               --          500,000

Shares issued as stock grant
  at $.25 per share                       600,000             600         149,400              --               --          150,000

Shares subscribed                              --              --         350,000              --               --          350,000

Net (loss)                                     --              --              --        (853,593)             (73)        (853,666)
                                      -----------     -----------     -----------     -----------      -----------      -----------
Balance, December 31, 2004             12,108,352     $    12,108     $ 2,281,233     $(2,690,615)     $       (61)     $  (397,335)
                                      ===========     ===========     ===========     ===========      ===========      ===========










               The accompanying notes are an integral part of these consolidated financial statements.


                                     GOLD RESOURCE CORPORATION
                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            For the Years Ended December 31, 2004 and 2003


                                                                                  2004                  2003
                                                                                  ----                  ----
Cash flows from operating activities:
  Cash paid to property owners, consultants,
     contractors and suppliers                                                  $(387,402)           $(413,045)
  Interest received                                                                   113                  193
  Income taxes paid                                                                    --                   --
                                                                                ---------            ---------
    Cash (used in) operating activities                                          (378,289)            (412,852)
                                                                                ---------            ---------


Cash flows from investing activities:

    Cash provided by (used in) investing activities                                    --                   --
                                                                                ---------            ---------

Cash flows from financing activities:
   Borrowing - U.S. Gold                                                               --               30,000
   Repayment of borrowing - U.S. Gold                                                  --              (30,000)
   Sale of stock for cash                                                         152,000              144,250
   Exploration agreement funding - Canyon Resources                               100,000              400,000
                                                                                ---------            ---------
     Cash provided by financing activities                                        252,000              544,250
                                                                                ---------            ---------

Increase (decrease) in cash and cash equivalents                                 (126,289)             131,398
                                                                                ---------            ---------
Cash and cash equivalents, beginning
   of year                                                                        135,849                4,451
                                                                                ---------            ---------
Cash and cash equivalents, end of year                                          $   9,560            $ 135,849
                                                                                =========            =========

Reconciliation of net comprehensive (loss) to cash (used in) operating activities:
   Net comprehensive (loss)                                                     $(853,666)           $(496,017)
   Items not requiring cash:
     Currency translation adjustment                                                   73                   29
     Issuance costs forgiven                                                           --               25,327
     Stock compensation                                                           150,000                   --
     Stock subscribed                                                             350,000                   --
     (Increase) decrease in assets related to operations-
     Other                                                                            268                  194
     Increase (decrease) in liabilities related to operations-
     Property lease payment                                                        30,000                   --
     Other liabilities-related parties                                             38,635               (9,375)

      Accounts payable and accrued liabilities                                    (93,599)              67,019
                                                                                ---------            ---------
Cash (used in) operating activities                                             $(378,289)           $(412,852)
                                                                                =========            =========

Non-cash financing and investing activities:
  Conversion of Canyon Resources funding
   to common stock                                                              $ 500,000            $      --
                                                                                =========            =========



         The accompanying notes are an integral part of these consolidated financial statements.

                            GOLD RESOURCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004



1.   Summary of Significant Accounting Policies

Basis of Presentation: Gold Resource Corporation (the "Company") was organized under the laws of the State of Colorado on August 24, 1998. The Company has been engaged in the exploration for precious and base metals, primarily in Mexico. The Company has not generated any revenues from operations. The consolidated financial statements included herein are expressed in United States dollars.

Effective February 21, 2005, the Company declared and effected a 100% forward stock split where one additional share of common stock, par value $.001, was issued for each common share outstanding as of that date, in the form of new stock certificates aggregated by shareholder. These financial statements have been restated to retroactively reflect the effect of this 100% stock split.

Basis of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned Mexican corporation subsidiaries, Don David Gold S.A. de C.V. and Golden Trump S.A. de C.V. The expenditures of Don David Gold and Golden Trump are generally incurred in Mexican Pesos. Significant intercompany accounts and transactions have been eliminated.

Statements of Cash Flows: The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

Exploration and Development Costs: Mineral property acquisition, exploration and related costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. When it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and develop the property for production, may be capitalized. In addition, the Company may capitalize previously expensed acquisition and exploration costs if it is later determined that the property can economically be developed. Interest costs, if any, allocable to the cost of developing mining properties and to constructing new facilities are capitalized until operations commence. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. All such capitalized costs, and estimated future development costs, are then amortized using the units-of-production method over the estimated life of the ore body. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards
(SFAS) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

Equipment: Equipment is carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized. Gains or losses on disposition are recognized in operations. Equipment is depreciated over the estimated economic lives ranging from 3 to 5 years.

Property Retirement Obligation: The Company implemented SFAS 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made.

                            GOLD RESOURCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004



The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company has determined that it has no property retirement obligations as of December 31, 2004.

Stock Option Plans: The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company's stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.

SFAS 123, "Accounting for Stock-Based Compensation", requires the Company to provide pro forma information regarding net income as if compensation costs for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. Since the shares of the Company are not publically traded the fair value of each stock option or stock grant is determined by the Company.

Per Share Amounts: SFAS 128, "Earnings Per Share", provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (10,827,672 for 2004 and 9,386,958 for 2003). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 2004 and 2003, stock options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

Income Taxes: The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes". Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Use of Estimates: The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business Risks: The Company continually reviews the mining and political risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company's operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company's business is subject to extensive license, permits, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

Fair Value of Financial Instruments: SFAS 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2004.

The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand.

                            GOLD RESOURCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004



Concentration of Credit Risk: The Company's cash balances are maintained in bank depositories and periodically exceed federally insured limits. At December 31, 2004, the Company's balance did not exceeded insured limits.

Foreign Operations: The Company's present activities are in Mexico. As with all types of international business operations, currency fluctuations, exchange controls, restrictions on foreign investment, changes to tax regimes, political action and political instability could impair the value of the Company's investments.

Foreign Currency Translation:
The local currency, the Mexican Peso, is the functional currency for the Company's subsidiaries. Assets and liabilities are translated using the exchange rate in effect at the balance sheet date. Income and expenses are translated at the average exchange rate for the year. Translation adjustments are reported as a separate component of stockholders' (deficit).

Recent Pronouncements:
In November 2004, the FASB issued SFAS 151, "Inventory Costs." SFAS 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB 43, Chapter 4, "Inventory Pricing." Paragraph 5 of ARB 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS 151 to have a material impact on the Company's financial statements.

In December 2004, the FASB issued SFAS 153, "Exchanges of Nonmonetary Assets," an amendment to Opinion No. 29, "Accounting for Nonmonetary Transactions." Statement 153 eliminates certain differences in the guidance in Opinion No. 29 as compared to the guidance contained in standards issued by the International Accounting Standards Board. The amendment to Opinion No. 29 eliminates the fair value exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Such an exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for nonmonetary asset exchanges occurring in periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in periods beginning after December 16, 2004. Management does not expect adoption of SFAS 153 to have a material impact on the Company's financial statements.

                            GOLD RESOURCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004



In December 2004, the FASB issued SFAS 123(R), "Share-Based Payment." SFAS 123(R) amends SFAS 123, "Accounting for Stock-Based Compensation," and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective (1) for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005, or (2) for all other public companies, as of the first interim period or fiscal year beginning after June 15, 2005, or (3) for all nonpublic entities, as of the first fiscal year beginning after December 15, 2005. Management is currently assessing the effect of SFAS No. 123(R) on the Company's financial statements.

2.   Going Concern

The Company's financial statements are prepared on a going concern basis, which contemplates the satisfaction of obligations in the normal course of business. The Company has no source of operating revenue and has financed operations through the sale and exchange of equity. The Company has incurred losses since its inception aggregating $2,690,615 and has a working capital deficit of $(398,916) and a shareholders' deficit of $(397,335) at December 31, 2004.

 The Company's ability to continue as a going concern is contingent upon its abilities to raise funding through the sale of equity, joint venture or sale of its assets, and to attain profitable operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

3.   Mineral Properties

El Aguila
---------

Effective November 1, 2002, the Company, through its subsidiary, Don David Gold S.A. de C.V. leased a prospective gold/silver property located in the state of Oaxaca, Mexico, designated the "El Aguila" property, from Jose Perez Reynoso, a consultant to the Company. The El Aguila property is an exploration stage property and incorporates approximately 7.3 square miles as of December 31, 2004. The lease agreement for El Aguila is subject to a 4% net smelter return royalty to the lessor where production is sold in the form of gold/silver dore and 5% for production sold in concentrate form. The Company has made periodic payments required under the lease of $30,000 in 2003 and $20,000 in 2004 with an additional $30,000 remaining due and payable at December 31, 2004. In January 2005 the Company paid the lessor $20,000 of the remaining amount due for 2004. As of December 31, 2004, the lease requires future periodic advance royalty payments to the lessor as follows:

                  Remaining due for 2004              $   30,000
                  Due November 1, 2005                    75,000
                  Due November 1, 2006                   100,000
                                                      ----------
                  Total future payments               $  205,000
                                                      ==========

In August 2003 the Company entered into an exploration agreement with Canyon Resources Corporation, a public company with shares traded on the American Stock Exchange under symbol "CAU" ("Canyon"), whereby Canyon had the right to earn a 50% interest in the El Aguila property from the Company in exchange for funding $3.5 million in exploration and development costs at the El Aguila property, or alternatively, Canyon could receive 1,200,000 shares of the common stock of the Company for funding $500,000 for Phase I and Phase II exploration drilling program at El Aguila. The drilling programs were completed in 2003 and included approximately 12,939 feet of drilling focused on one target area of the property. This exploration drilling encountered some high-grade gold intercepts which will require additional exploration drilling in order to fully evaluate. Effective September 1, 2004, Canyon elected to convert their prior funding of $500,000 into 1,200,000 shares of common stock of the Company, which represent approximately 9.9% of the outstanding shares at December 31, 2004.

                            GOLD RESOURCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004



Through December 31, 2004, the Company has spent or incurred approximately $605,000 in acquisition, exploration and related costs for El Aguila of which approximately $255,000 was spent in 2004.


Zimapan
-------

Effective August 23, 2001 the Company, through its subsidiary Don David Gold S.A. de C.V., leased a prospective mining property in the Zimapan Mining District in Mexico designated the "Zimapan" property. During August 2003 the Company terminated the Zimapan property lease. The Company spent a total of $293,763 related to acquisition, exploration and evaluation of the Zimapan property which was expended in 2002.

4.   Income Taxes

At December 31, 2004, the Company estimates that tax loss carry forwards to be approximately $1,980,000 expiring through 2024. The principal difference between the net loss for book purposes and the net loss for income tax purposes relates to the $330,000 liability to U.S. Gold Corporation ("U.S. Gold") which is deductible for tax purposes when paid by the Company, and $650,000 expense for stock grants and stock bonus accruals.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2004 are presented below:

     Deferred tax assets:
       Net operating (loss) carryforward                     $ 436,000
                                                             ---------
         Total gross deferred tax assets                       436,000
                                                             ---------
        Less valuation allowance                              (436,000)
                                                             ---------
         Net deferred tax assets                                     -
                                                             ---------
     Deferred tax liabilities:                                       -
                                                             ---------
         Total net deferred tax asset                        $       -
                                                             =========

The Company believes at this time that it is unlikely that the net deferred tax asset will be realized. Therefore, a valuation allowance has been provided for net deferred tax assets. The change in valuation allowance was approximately $76,000 during 2004.

A reconciliation of the tax provision for 2004 and 2003 at statutory rates is comprised of the following components:

                                                          2004           2003
                                                          ----           ----

     Statutory rate tax provision on book (loss)      $(295,000)      $(171,000)
     Book to tax adjustments:
     Valuation allowance                                295,000         171,000
                                                      ---------       ---------
     Tax provision                                    $       -       $       -
                                                      =========       =========

5.   Shareholders' (Deficit)

Effective February 21, 2005, the Company declared and effected a 100% forward stock split where one additional share of common stock, par value $.001, was issued for each common share outstanding as of that date, in the form of new stock certificates aggregated by shareholder. These financial statements have been restated to retroactively reflect the effect of this 100% stock split.

                            GOLD RESOURCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004



The Company was formed August 24, 1998 by William W. Reid and David C. Reid (the "Founders"). As of December 31, 2004, the Founders directly hold a total of 2,826,000 shares or approximately 23% of the outstanding shares.

During 2003, the Company sold 577,000 shares at $.25 per share raising net proceeds of $144,250. Effective September 30, 2003, U.S. Gold acquired the shares of the institutional investor in exchange for U.S. Gold shares, and terminated the obligation of the Company to pay the institutional investor approximately $25,327 in transaction costs, which has been added back into paid-in-capital. At December 31, 2004, U.S. Gold owns approximately 32% of the Company. During 2004, the Company sold 608,000 shares at $.25 per share raising net proceeds of $152,000. Also during 2004, as explained further in Note 3, the Company issued 1,200,000 shares at approximately $.42 per share to Canyon for $500,000 in prior funding of exploration cost at the El Aguila property.

In 2005, through March 22, 2005, the Company has sold 286,000 shares raising net proceeds of $71,500 and as discussed in Note 7 the Company issued aggregate 1,750,000 shares to the executive officers of the Company and to a consultant, for services. The Company may continue to raise capital through the sale of its common shares and may also seek other funding or corporate transactions to achieve its business objectives, including possible merger of the Company into another entity, which would normally require approval by shareholders of the Company.

The Company has a non-qualified stock option and stock grant plan under which stock options and stock grants may be granted to key employees, directors and others (the "Plan"). Options to purchase shares under the Plan must be granted at fair value as of the date of the grant. A total of 3,000,000 common shares have been reserved under the Plan. During 2003, the company granted 400,000 share stock options exercisable for 10 years with exercise price of $0.25 per share to both William Reid and David Reid, the executive officers of the Company. In 2004 the option agreement with Mr. Reynoso was terminated and the Company awarded Mr. Reynoso a stock award of 600,000 common shares outside of the Plan valued at $.25 per share. Also during 2004, the Company granted stock options with an exercise price of $.25 per share of 400,000 shares to William Reid, 200,000 shares to David Reid and 100,000 shares to Mr. Pass. All of these individuals were determined to be a key person to the benefit of the Company. The Company recorded expense of $150,000 related to the stock grant to Mr. Reynoso. No compensation costs were recorded related to the issuances of stock options. No other stock options have been granted under the Plan.

                                                     2004                           2003
                                            ------------------------        ----------------------
                                                            Weighted                      Weighted
                                                            Average                       Average
                                                            Exercise                      Exercise
                                             Shares         Prices            Shares       Prices
                                            ---------       --------        ---------     --------
Outstanding, beginning of year              1,800,000        $.25           1,000,000       $.25
Granted                                       700,000        $.25             800,000       $.25
Terminated                                   (600,000)       $.25                   -          -
Exercised                                           -           -                   -          -
                                            ---------                       ---------
Outstanding, end of year                    1,900,000        $.25           1,800,000       $.25

Options exercisable, end of year            1,900,000        $.25           1,600,000       $.25
                                            =========        ====           =========       ====
Weighted average fair value of
  Option granted during year                     $.25                            $.25
                                                 ====                            ====

SFAS 123 requires the Company to provide proforma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. The fair value of the option grants is estimated on the

                            GOLD RESOURCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004




date of grant utilizing the minimum value option-pricing model using the following assumptions: Expected life 10 years, stock price on date of grant $.25, fair market value on date of grant $.25, dividend yield 0% and interest rate 3%. These results may not be representative of those to be expected in future years. The pro-forma results of operations for 2004 and 2003 are as follows:
                                               2004               2003
                                               ----               ----
     Net (loss)
          As reported                        $(853,666)         $(496,046)
          Proforma                           $(899,166)         $(561,046)
     Basic and diluted (loss) per share
          As reported                        $(.08)             $(.05)
          Proforma                           $(.08)             $(.06)


6.   Related Party Transactions:

U.S. Gold-

Effective July 1, 2000, the Company and U.S. Gold entered into a management contract whereby U.S. Gold provided general management of the business activities of the Company through December 31, 2001 in exchange for 2,560,000 shares of common stock of the Company valued at $392,191 or approximately $.15 per share, representing the actual allocated internal costs recorded by U.S. Gold in its performance of the contract. Effective January 1, 2002, the Company and U.S. Gold entered into a second Management Contract with a duration of one year (the "2002 Management Contract"). Under the 2002 Management Contract U.S. Gold provided general management of the business activities of the Company through December 31, 2002 in exchange for the obligation of $30,000 per month to U.S. Gold. The Company has paid U.S. Gold only $30,000 under the 2002 Management Contract and owes U.S. Gold $330,000 at December 31, 2004. U.S. Gold is an affiliate of the Company and the executive officers of the Company are executive officers of U.S. Gold. U.S. Gold owns approximately 32% of the Company as of December 31, 2004. Since January 1, 2003, Company has managed its own affairs. During 2003, U.S. Gold made a non-interest bearing $30,000 loan to the Company that was repaid during that year.

Jose Perez Reynoso-

The Company has certain contractual business arrangements with Jose Perez Reynoso, a Mexican national and consultant to the Company. Mr. Reynoso has been retained as a full-time consultant to the Company at $5,000 per month under a month-to-month arrangement since September 2001. Mr. Reynoso was granted as a finders fee a 1% percent net smelter return royalty on the Zimapan property which royalty was terminated upon the Company dropping the Zimapan lease in August 2003. The Company also leased the El Aguila Property from Mr. Reynoso, paying him $5,000 advance royalty during 2002, $25,000 in 2003, and $20,000 of a total obligation of $50,000 in 2004. Of the $30,000 remaining owned to Mr. Reynoso as of December 31, 2004, $20,000 was paid in January 2005, as further discussed further in Footnote 3. Also as noted in Footnote 4 above, Mr. Reynoso was granted a stock bonus of 600,000 common shares valued at $.25 per share for $150,000 during 2004 and a stock option agreement with Mr. Reynoso covering 600,000 common shares at exercise price of $.25 per share of the Company was terminated by mutual consent.

                            GOLD RESOURCE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2004



Other-

During 2004 the executive officers and Mr. Reynoso have made certain cash advances to the Company to allow payment of certain obligations. As of December 31, 2004, the net amount of such advances was $43,732 which is reflected as a liability on the consolidated balance sheet as of December 31, 2004.

7.   Subsequent Events:

Effective January 2, 2005, the Company made common stock awards to its two executive officers and a consultant of aggregate 1,750,000 shares valued at $.25 per share for aggregate $437,500 for services to the Company both prior and through June 30, 2005. Of this total William W. Reid received 1,000,000 shares, David C. Reid received 500,000 shares and William F. Pass received 250,000 shares. Related to this stock award and as of December 31, 2004, the Company recorded a stock subscription of $350,000 representing the portion awarded for services through that date. Also effective January 2, 2005, a stock option agreement with William F. Pass covering 400,000 shares of common stock at exercise price of $.25 per share was reduced by 250,000 leaving 150,000 shares remaining subject to option.

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

     Until _______________, 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





                TABLE OF CONTENTS

Prospectus Summary..................................1
Risk Factors........................................4
Dilution...........................................10
Use of Proceeds....................................11
Market Information.................................12
Management's Discussion and Analysis
   Or Plan of Operation............................12
Business and Properties............................18
Management.........................................28
Security Ownership of Certain
   Beneficial Owners and Management................34
Selling Shareholders...............................35
Plan of Distribution...............................37
Description of Capital Stock.......................40
Shares Eligible For Future Sale....................41
Where You Can Find More Information................42
Legal Matters......................................43
Experts............................................43
Financial Statements..............................F-1








                                16,390,707 Shares

                            GOLD RESOURCE CORPORATION

                                  Common Stock


                              --------------------

                                   PROSPECTUS

                              --------------------







                               October __, 2005

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

Included in the prospectus.

Item 25.  Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling shareholders. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimate except for the Securities and Exchange Commission's registration fee:

     SEC registration fee                                        $ 1,930
     Legal fees                                                   30,000
     Accounting fees                                              10,000
     Blue Sky filing fees and expenses                               500
     Printing and engraving expenses                                 500
     Transfer Agent fees and expenses                              1,000
     Miscellaneous                                                 1,070

     Total                                                       $45,000
                                                                 =======


Item 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the preceding three years, the Company has issued an aggregate of 11,844,852 shares of its common stock and 1,500,000 options without registering those securities under the Securities Act of 1933, as amended. The following information describes the transactions in which those securities were issued.

During the period September 2001 through December 2002, the Company sold an aggregate of 1,312,000 shares of its common stock to 20 individuals or entities at a price of $.25 per share. No underwriting discounts or commissions were paid by the Company in any of these transactions, since the shares were offered through its officers and directors. The Company relied on the exemption from registration provided by Rule 504 of Regulation D of the Securities Act in connection with the offer and sale of these shares.

On November 6, 2002, the Company sold a total of 1,351,352 shares to RMB International (Dublin) Ltd. at a price of $224,673, or $.166 per share. RMB is a natural resource investment company. No underwriting discounts or commissions were paid in connection with this transaction. As in the foregoing offering, the Company relied on the exemption provided by Rule 504 of Regulation D of the Securities Act.




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


Between June 2003 and February 2005, the Company sold an additional 1,583,000 shares of common stock to 26 individuals or entities at a price of $.25 per share, or a total of $395,750. Again, the Company relied on the exemption from registration provided by Rule 504 of Regulation D of the Securities Act.

On April 4, 2004, the Company issued 600,000 shares of its common stock to Jose Perez Reynoso for services rendered to the Company valued at $150,000, or $.25 per share. The Company relied on the exemption provided by Section 4(2) of the 1933 Act.

On September 1, 2004, the Company issued 1,200,000 shares of its common stock to Canyon Resources Corporation in connection with an exploration and development agreement executed with that entity. Canyon was afforded the opportunity to earn up to 50% of the Company's interest in the El Aguila project in exchange for funding $3.5 million of exploration and development costs. After funding a minimum of $500,000, Canyon was afforded the option to convert its investment into 1,200,000 shares of the Company's common stock, which option was exercised in September 2004. The Company relied on the exemption provided by Section 4(2) of the Securities Act in connection with this transaction.

On October 10, 2003, the Company granted a total of 800,000 options to acquire its common stock to its two employees. On April 23, 2004, the Company issued an additional 600,000 options to these employees and 100,000 options to a consultant. On March 22, 2005, the consultant exercised 10,000 options at a price of $.25 per share, or a total of $2,500. All of these options and the shares were issued pursuant to the exemption from registration provided by
Section 4(2) of the Securities Act. All of the individuals were employees or consultants of the Company and each of the individuals was afforded access to the type of information that would have been included in a registration statement. Certificates representing the securities issued in the transaction were embossed with a restricted legend required by Rule 144.

On January 2, 2005, the Company issued 1,750,000 shares of its common stock to its two employees and a financial consultant for total consideration valued at $437,500, or $.25 per share. The Company relied on the exemption provided by
Section 4(2) of the Securities Act in offering these shares.

On February 21, 2005, the Company's Board of Directors declared a two-for-one split of all outstanding common stock.

On April 18, 2005, the Company issued 150,000 shares to Heemskirk Consolidated Limited, a natural resource investment fund, for a total of $75,000, or $.50 per share. On July 15, 2005 and August 2, 2005, the Company sold an additional 600,000 and 1,400,000 shares of its common stock, respectively, to Heemskirk, also at a price of $.50 per share. On August 5, 2005, the Company sold 400,000 shares to a single, accredited investor, for a price of $.50 per share. The Company relied on the exemption from registration provided by Regulation 506 of Regulation D in connection with these transactions.

On three separate occasions in 2005, the Company issued a finder's fee to Declan Costelloe for services rendered in connection with locating two investors in the Company's placements described in the immediately preceding paragraph. Those issuances equaled 10,500, 42,000 and 126,000 shares. In June 2005, the Company also issued 30,000 shares to David Wersebe for services rendered in connection with locating an investor. The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act in connection with these transactions.

Finally, on June 3, 2005, the Company issued 1,280,000 shares of its common stock to U.S. Gold Corporation in exchange for services rendered in the amount of $320,000, or $.25 per share. Again, the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act in connection with this transaction. The officers and directors of the Company were also officers of the directors of U.S. Gold, so U.S. Gold was provided the same type of information that would have been included in a registration statement.

In each transaction where the Company relied on Rule 504 or 506, it did not engage in any general solicitation or advertising. In each case, the subscriber was provided with a subscription agreement detailing the restrictions on transfer of the shares. Further, stop transfer restrictions were placed on each of the certificates issued in connection with the offering.

In each case where the Company relied on the exemption provided by Section 4(2) of the Securities Act, it had a preexisting relationship with the investor. The Company also took steps to insure that the investor had available the same type of information that would be included in a registration statement. Finally, each of certificates representing shares issued pursuant to that exemption has been inscribed by the restrictive legend described in Rule 144.

Item 27. EXHIBITS

The following exhibits are filed with, or incorporated by reference in, this registration statement:

3.1 Articles of Incorporation of the Company as filed with the Colorado Secretary of State on August 24, 1998.

3.1.1 Articles of Amendment to the Articles of Incorporation as filed with the Colorado Secretary of State on September 16, 2005.

3.2       Bylaws of the Company dated August 28, 1998.

*4.       Specimen Stock Certificate.

*5.       Opinion on Legality (Included in Exhibit 23.2).

10.1 Exploitation and Exploration Agreement between the Company and Jose Perez Reynoso dated October 14, 2002.

10.2      Non-Qualified Stock Option and Stock Grant Plan.

10.3      Form of Stock Option Agreement.

10.4      Lease Agreement dated September 2005.

10.5 Agreement dated July 28, 2003 between the Company and Canyon Resources Corporation.

10.6 Agreement dated August 2, 2005 between the Company and Heemskirk Consolidated Limited.

10.7 Agreement dated July 15, 2005 by and between the Company and Heemskirk Consolidated Limited.

21.      Subsidiaries of the Company.

23.1     Consent of Stark Winter Schenkein & Co., LLP.

*23.2    Consent of Dufford & Brown, P.C.

---------------

*        To be filed by amendment.

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                                      II-3

Item 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

     a. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     c. Include any additional or changed material information on the plan of distribution.

2. For the purposes of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on October 27, 2005.

GOLD RESOURCE CORPORATION
(Registrant)


/s/ William W. Reid
By: William W. Reid
President and Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates stated.


/s/ William W. Reid
-------------------------------------------
Date: October 27, 2005
William W. Reid
Title:  President, Chief Executive Officer and
Chairman of the Board of Directors


/s/ David C. Reid
-------------------------------------------
Date: October 27, 2005
David C. Reid
Title:  Vice President and Member of the Board of Directors


/s/ William F. Pass
-------------------------------------------
Date: October 27, 2005
William F. Pass
Title:  Financial Consultant

                                  EXHIBIT INDEX

         The following Exhibits are filed or incorporated by reference as part of this registration statement on Form SB-2.

Item No.      Description
--------      -----------

3.1 Articles of Incorporation of the Company as filed with the Colorado Secretary of State on August 24, 1998.

3.1.1 Articles of Amendment to the Articles of Incorporation as filed with the Colorado Secretary of State on September 16, 2005.

3.2       Bylaws of the Company dated August 28, 1998.

*4.       Specimen Stock Certificate.

*5.       Opinion on Legality (Included in Exhibit 23.2).

10.1 Exploitation and Exploration Agreement between the Company and Jose Perez Reynoso dated October 14, 2002.

10.2      Non-Qualified Stock Option and Stock Grant Plan.

10.3      Form of Stock Option Agreement.

10.4      Lease Agreement dated September 2005.

10.5 Agreement dated July 28, 2003 between the Company and Canyon Resources Corporation.

10.6 Agreement dated August 2, 2005 between the Company and Heemskirk Consolidated Limited.

10.7 Agreement dated July 15, 2005 by and between the Company and Heemskirk Consolidated Limited.

21.       Subsidiaries of the Company.

23.1      Consent of Stark Winter Schenkein & Co., LLP.

*23.2     Consent of Dufford & Brown, P.C.
---------------

*        To be filed by amendment.

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